Exhibit 10.1

$350,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

STANDARD PACIFIC CORP.,

a Delaware corporation,
as Borrower,

The Several Lenders from Time to Time Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

with

J.P. MORGAN SECURITIES LLC and CITIGROUP GLOBAL MARKETS, INC.,

as Joint Lead Arrangers and Joint Bookrunners

and

BANK OF AMERICA, N.A., as Syndication Agent

Dated as of October 19, 2012

   Page

SECTION 1.	DEFINITIONS	1

1.1	Defined Terms	1

1.2	Other Definitional Provisions	18

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	19

2.1	Commitments	19

2.2	Procedure for Revolving Loan Borrowing	19

2.3	Swingline Commitment	19

2.4	Procedure for Swingline Borrowing; Refunding of Swingline Loans	20

2.5	Commitment Fees, Etc	21

2.6	Termination or Reduction of Commitment	21

2.7	Optional Prepayments	22

2.8	Mandatory Prepayments	22

2.9	Conversion and Continuation Options	22

2.10	Limitations on Eurodollar Tranches	23

2.11	Interest Rates and Payment Dates	23

2.12	Computation of Interest and Fees	23

2.13	Inability to Determine Interest Rate	24

2.14	Pro Rata Treatment and Payments	24

2.15	Requirements of Law	25

2.16	Taxes	26

2.17	Indemnity	28

2.18	Change of Lending Office	28

2.19	Replacement of Lenders	29

2.20	Defaulting Lenders	29

2.21	Increase in Commitments	31

SECTION 3.	LETTERS OF CREDIT	32

3.1	L/C Commitment	32

3.2	Procedure for Issuance of Letter of Credit	32

3.3	Fees and Other Charges	33

3.4	L/C Participations	33

3.5	Reimbursement Obligation of Borrower	34

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(continued)

Page
3.6	Obligations Absolute	34

3.7	Letter of Credit Payments	34

3.8	Applications	35

3.9	Cash Collateral	35

SECTION 4.	REPRESENTATIONS AND WARRANTIES	35

4.1	Incorporation, Qualification, Powers, and Capital Stock	35

4.2	Execution, Delivery, and Performance of Loan Documents	35

4.3	Compliance with Laws and Other Requirements	36

4.4	Entities Owned	36

4.5	Financial Statements	37

4.6	No Material Adverse Change	37

4.7	Tax Liability	38

4.8	Litigation	38

4.9	Pension Plan	38

4.10	Regulations U and X; Investment Company Act	38

4.11	No Default	38

4.12	Environmental Compliance	39

4.13	Solvent	39

4.14	Senior Debt	39

SECTION 5.	CONDITIONS PRECEDENT	39

5.1	Conditions to Initial Extension of Credit	39

5.2	Conditions to Each Extension of Credit	41

SECTION 6.	AFFIRMATIVE COVENANTS	41

6.1	Reporting Requirements	41

6.2	Payment of Taxes and Other Potential Liens	43

6.3	Preservation of Existence	43

6.4	Maintenance of Properties	43

6.5	Maintenance of Insurance	44

6.6	Books and Records	44

6.7	Inspection Rights	44

6.8	Compliance with Laws and Other Requirements	44

6.9	Guaranties	44

- ii -

(continued)

Page
6.10	Use of Proceeds	45

SECTION 7.	NEGATIVE COVENANTS	45

7.1	Mergers	45

7.2	Liens	45

7.3	Prepayment of Indebtedness	47

7.4	Change in Nature of Business	47

7.5	Pension Plan	47

7.6	Dividends and Subordinated Debt	48

7.7	Disposition of Properties	48

7.8	Limitation on Investments	49

7.9	Transactions with Affiliates	50

7.10	Consolidated Tangible Net Worth	50

7.11	Consolidated Interest Expense	50

7.12	Leverage Ratio	50

7.13	Land Not Under Development to Consolidated Tangible Net Worth Ratio	51

SECTION 8.	EVENTS OF DEFAULT	51

SECTION 9.	ADMINISTRATIVE AGENT	54

9.1	Appointment	54

9.2	Delegation of Duties	54

9.3	Exculpatory Provisions	54

9.4	Reliance by Administrative Agent	54

9.5	Notice of Default	55

9.6	Non-Reliance on Administrative Agent and Other Lenders	55

9.7	Indemnification	55

9.8	Administrative Agent in Its Individual Capacity	56

9.9	Successor Administrative Agent	56

SECTION 10.	MISCELLANEOUS	56

10.1	Amendments and Waivers	57

10.2	Notices	57

10.3	No Waiver; Cumulative Remedies	58

10.4	Survival of Representations and Warranties	58

10.5	Payment of Expenses and Taxes	58

- iii -

(continued)

Page
10.6	Successors and Assigns; Participations and Assignments	59

10.7	Adjustments; Set-off	61

10.8	Counterparts	61

10.9	Severability	62

10.10	Integration	62

10.11	Governing Law	62

10.12	Submission to Jurisdiction; Waivers	62

10.13	Acknowledgements	63

10.14	Releases of Guarantee Obligations	63

10.15	Confidentiality	63

10.16	WAIVERS OF JURY TRIAL	63

10.17	PATRIOT Act	64

- iv -

SCHEDULES:
1.1         Commitments
4.4         Subsidiaries and Guarantors

EXHIBITS:

A          Form of Guarantee Agreement
B           Form of Compliance Certificate
C           Form of Assignment and Acceptance
D-1       Form of Exemption Certificate
D-2       Form of Exemption Certificate - Partnership
E           Form of New Lender Supplement
F-1        Form of Legal Opinion of Snell & Wilmer L.L.P.
F-2        Form of Legal Opinion of Smith, Gambrell & Russell, LLP
G           Form of Borrowing Base Certificate

i

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of October 19, 2012, among STANDARD PACIFIC CORP., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

Borrower, various lenders, and JPMorgan Chase Bank, N.A., as administrative agent for such lenders are parties to that certain Credit Agreement, dated as of February 28, 2011 (as amended, supplemented or otherwise modified through the date hereof, the “Original Credit Agreement”).  Administrative Agent, the Lenders and Borrower now desire to amend and restate the Original Credit Agreement in its entirety in accordance with the terms and provisions contained herein.  Accordingly, in consideration of the premises and the mutual agreements, covenants and conditions hereinafter set forth, Borrower, Administrative Agent and each of the Lenders agree as follows:

SECTION 1.    DEFINITIONS
1.1 Defined Terms.

As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2016 Indenture”:  that certain 10.75% Senior Notes due 2016 Indenture by and between Standard Pacific Escrow LLC (“Initial Issuer”) and The Bank of New York Mellon Trust Company, N.A., as Trustee (“Trustee”), dated as of September 17, 2009, as supplemented by that certain First Supplemental Indenture dated October 8, 2009, among Initial Issuer, the Borrower, the subsidiaries of the Borrower party thereto and Trustee.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Additional Lien Limit”:  as defined in Section 7.2(p).

“Adjusted Consolidated Tangible Net Worth”:  at any date, the consolidated stockholders equity of Borrower and its Subsidiaries determined in accordance with GAAP, less intangible assets, less minority interests in Consolidated Homebuilding Joint Ventures to the extent included in consolidated stockholders equity of Borrower and its Subsidiaries, less investments in Excluded Subsidiaries in excess of 45% of Consolidated Tangible Net Worth, all determined as of such date.

“Administrative Agent”:  JPMorgan Chase Bank, N.A., together with its affiliates, successors and assigns, as Administrative Agent for the Lenders under this Agreement and the other Loan Documents.

“Affiliate”:  any Person (a) which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with another Person, or (b) which directly, or indirectly through one or more intermediaries, owns beneficially or of record twenty percent (20%) or more of the Voting Stock of such other Person.  The term “control” means the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership interests, by contract, family relationship, or otherwise.  With respect to the Loan Parties, the term “Affiliate” shall not include (i) MP CA Homes LLC or any direct or indirect parent entity of MP CA Homes LLC (any such entity, a “MP Excluded Entity”) and (ii) taking into account such exclusion of MP Excluded Entities as Affiliates of the Loan Parties, any Affiliate of a MP Excluded Entity that would not otherwise be deemed to be an Affiliate of a Loan Party.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the amount of such Lender’s Commitments then in effect or, if the Commitments have been terminated, the amount of such Lender’s Revolving Percentage of the Outstanding Amount.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Anti-Terrorism Order”: means Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

“Applicable Margin”:  for each Class A Loan and Class B Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	2.50%	3.50%

“Application”:  an application, in such form as an Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit C.

“Assignor”:  as defined in Section 10.6(c).

“Available Commitment”:  as to any Class A Lender, such Lender’s Class A Available Commitment and, as to any Class B Lender, such Lender’s Class B Available Commitment.

“Basel III”:  the third of the so-called Basel Accords issued by the Basel Committee on Banking Supervision.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing Base”:  as of any date, an amount calculated as follows:

(a)           100% of the amount of Escrow Proceeds Receivable; plus

(b)           90% of the book value of Units Under Contract; plus

(c)           85% of the book value of Units Under Construction; plus

(d)           subject to the limitations set forth below, 85% of the book value of Speculative Units (other than Model Units); plus

(e)           subject to the limitations set forth below, 90% of the book value of Model Units; plus

(f)           65% of the book value of Finished Lots; plus

(g)           65% of the book value of Land Under Development; plus

(h)           subject to the limitation set forth below, 50% of the book value of Entitled Land that is not included in the Borrowing Base above.

Notwithstanding the foregoing:

(i)           the advance rate for Speculative Units (other than Model Units) shall decrease to (A) 75% for any Unit that has been a Speculative Unit for more than 180 days, but less than 360 days and (B) 25% for any Unit that has been a Speculative Unit for 360 days or more;

(ii)           Units that have been Speculative Units (other than Model Units) for more than 180 days shall not exceed $50,000,000 of the Borrowing Base;

(iii)           the advance rate for Model Units shall decrease to 0% for any Unit that has been a Model Unit for more than 180 days following the sale of the last production Unit in the applicable project relating to such Model Unit; and

(iv)           the Borrowing Base shall not include any amount under clause (h) above to the extent that such amount exceeds 20% of the total Borrowing Base.

“Borrowing Base Availability”:  as of any date, the lesser of (a) the Commitments and (b) (i) the Borrowing Base calculated in the most recently delivered Borrowing Base Certificate plus (ii) the Overadvance Amount minus (iii) the Borrowing Base Debt on such date; provided, however, if any Consolidated Debt is (A) secured by Model Units or (B) secured by liens that are accounted for by the Borrower as liens that are part of the basket permitted by Section 4.07(o) of the 2016 Indenture, other than liens relating to Cash Collateral provided hereunder (such amounts in clause (A) and (B) hereof, the “Excess Consolidated Debt Amount”), then for purposes of determining the Borrowing Base Availability as of such date, the Overadvance Amount shall be decreased by the Excess Consolidated Debt Amount (rounded up to the nearest $10,000,000 increment, if applicable).

“Borrowing Base Certificate”:  a certificate signed by a Responsible Officer of Borrower, substantially in the form of Exhibit G.

“Borrowing Base Debt”:  as of any date, Consolidated Debt minus (a) Unrestricted Cash in excess of $5,000,000 minus (b) Subordinated Debt minus (c) any Consolidated Debt that is (i) Non-Recourse Indebtedness to Borrower and its Subsidiaries (other than the Excluded Subsidiaries) or (ii) secured by real property (but including the amount by which such Consolidated Debt exceeds the book value of such real property).

“Borrowing Date”:  any Business Day specified by Borrower as a date on which Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

“Capitalized Lease Obligations”:  any obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of a Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances pursuant to documentation in customary form and substance and reasonably satisfactory to the Administrative Agent and each applicable Issuing Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral.

“Change of Control”:  the occurrence of any of the following events:

(1)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than MP CA Homes LLC or its Affiliates is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Borrower;

(2)           the merger or consolidation of Borrower with or into another Person or the merger of another Person with or into Borrower, or the sale of all or substantially all the assets of Borrower to another Person, other than any such sale to one or more Loan Parties, and in the case of any such merger or consolidation, the securities of Borrower that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Borrower are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation, or a parent corporation that owns all of the Capital Stock of such surviving corporation, that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation or such parent corporation, as the case may be; or

(3)           a “Change of Control” occurs under any of Borrower’s outstanding senior public note indebtedness or any other notes issued by Borrower under an indenture or comparable documents to indentures used in jurisdictions outside of the United States.

“Class” when used in reference to any Revolving Loan, refers to whether such Revolving Loan is a Class A Revolving Loan or Class B Revolving Loan; when used in reference to any Borrowing, refers to whether the Revolving Loans comprising such Borrowing are Class A Revolving Loans or Class B Revolving Loans; when used in reference to any Commitment, refers to whether such Commitment is a Class A Commitment or Class B Commitment; and, when used in reference to any Lender, refers to whether such Lender is a Class A Lender or a Class B Lender.

“Class A Available Commitment”: as to any Class A Lender at any time, an amount equal to the excess, if any, of (a) such Class A Lender’s Commitment then in effect over (b) such Class A Lender’s Revolving Percentage of the Outstanding Amount; provided, that in calculating any Class A Lender’s Revolving Percentage of the Outstanding Amount for the purpose of determining such Class A Lender’s Available Commitment pursuant to Section 2.5(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

 “Class A Commitment”: as to any Class A Lender, the obligation of such Class A Lender, if any, to make Class A Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Class A Commitment” opposite such Class A Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Class A Commitment Period”: the period from and including the Closing Date to the Class A Revolving Facility Termination Date.

“Class A Lender”: means any Lender that holds a Class A Commitment.

“Class A Revolving Facility Termination Date”:  October 19, 2015, subject, however, to earlier termination of the Total Commitments pursuant of the terms of this Agreement.

“Class A Revolving Loan”: each Revolving Loan made by a Class A Lender.

“Class B Available Commitment”: as to any Class B Lender at any time, an amount equal to the excess, if any, of (a) such Class B Lender’s Commitment then in effect over (b) such Class B Lender’s Revolving Percentage of the Outstanding Amount; provided, that in calculating any Class B Lender’s Revolving Percentage of the Outstanding Amount for the purpose of determining such Class B Lender’s Available Commitment pursuant to Section 2.5(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Class B Commitment”: as to any Class B Lender, the obligation of such Class B Lender, if any, to make Class B Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Class B Commitment” opposite such Class B Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Class B Commitment Period”: the period from and including the Closing Date to the Class B Revolving Facility Termination Date.

“Class B Lender”: any Lender that holds a Class B Commitment.

“Class B Revolving Facility Termination Date”:  February 28, 2014, subject, however, to earlier termination of the Total Commitments pursuant of the terms of this Agreement.

“Class B Revolving Loan” means each Revolving Loan made by a Class B Lender.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is October 19, 2012.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: with respect to each Class A Lender, such Class A Lender’s Class A Commitment and with respect to each Class B Lender, such Class B Lender’s Class B Commitment.  As of the date hereof, the amount of the Total Commitments is $350,000,000.

“Commitment Fee Rate”:  three-quarters of one percent (0.75%).

“Commitment Period”:  as the context may require, the Class A Commitment Period or the Class B Commitment Period.

“Competitor”:  as of any date, any Person that (a) is listed on the most recent Builder 100 list published by Builder magazine, ranked by revenues or closings (or if such list is no longer published, identified in such other published list or through such other means as is mutually agreed by Administrative Agent and Borrower) or (b) is an Affiliate of a person described in the preceding clause (a).

“Completed Unit”:  a Unit as to which either (or both) of the following has occurred:  (a) a notice of completion has been filed or recorded in the appropriate real estate records; or (b) all necessary or construction has been completed in order to obtain a certificate of occupancy (whether or not such certificate of occupancy has actually been obtained).

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated Debt”:  at any date, without duplication (a) all funded debt of Borrower and its Subsidiaries determined on a consolidated basis; plus (b) all funded debt with recourse to any limited or general partnership in which Borrower or a Subsidiary is a general partner; plus (c) the sum of (i) all reimbursement obligations with respect to drawn Financial Letters of Credit and drawn Performance Letters of Credit (excluding any portion of the actual or potential obligations that are secured by Cash Collateral) and (ii) the maximum amount available to be drawn under all undrawn Financial Letters of Credit, in each case issued for the account of, or guaranteed by, Borrower or any if its Subsidiaries (excluding any portion of the actual or potential obligations that are secured by Cash Collateral); plus (d) all guarantees or other funded obligations of Borrower or a Subsidiary of funded debt of third parties; provided, however, that in the case of any Contingent Guarantee, only amounts called at the time of determination will be included in the calculation of Consolidated Debt; plus (e) all Hedging Obligations of Borrower and its Subsidiaries; and plus (f) Contingent Guarantees that have been called.

“Consolidated Debt” excludes obligations of Excluded Subsidiaries that are not guaranteed by any Loan Party, other than pursuant to a Contingent Guarantee that has been called.

“Consolidated EBITDA”:  for any period, (a) the Consolidated Net Income of Borrower and its Subsidiaries (excluding net income from Excluded Subsidiaries), plus (b) cash distributions of income from unconsolidated Homebuilding Joint Ventures and Consolidated Homebuilding Non-Guarantor Entities, and plus (c) to the extent deducted from revenues in determining Consolidated Net Income of Borrower and its Subsidiaries (excluding net income from Excluded Subsidiaries), (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) non-cash (including impairment) charges, (vi) extraordinary losses, and (vii) loss (gain) on early extinguishment of indebtedness, minus (d) to the extent added to revenues in determining Consolidated Net Income, non-cash gains and extraordinary gains, and minus (e) income (loss) from unconsolidated Homebuilding Joint Ventures and income (loss) from financial services Subsidiaries.

“Consolidated Homebuilding Joint Venture”:  any Homebuilding Joint Venture that is a consolidated Person on Borrower’s financial statements in accordance with GAAP.

“Consolidated Homebuilding Non-Guarantor Entity”:  any Person that (a) is a wholly owned Subsidiary of Borrower or a Guarantor, (b) was formed for and is engaged in homebuilding operations and (c) has no indebtedness that is guaranteed by a Loan Party.

“Consolidated Interest Expense”:  for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of interest (excluding interest of a Loan Party to another Loan Party and interest paid by any Excluded Subsidiaries and all payments made with respect to the early termination of Hedging Obligations associated with the Borrower’s Term Loan B Facility) incurred, whether such interest was expensed or capitalized, paid, accrued, or scheduled to be paid or accrued by any of the Loan Parties during such period, including (a) the interest portion of all deferred payment obligations, and (b) all commissions, discounts, and other fees and charges (excluding premiums) owed with respect to bankers’ acceptances and letter of credit financings (including, without limitation, letter of credit fees) and interest swap and Hedging Obligations, in each case to the extent attributable to such period.

“Consolidated Net Income”:  for any period, the net income (or loss) of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth”:  at any date, the consolidated stockholders equity of Borrower and its Subsidiaries determined in accordance with GAAP, less intangible assets, all determined as of such date.

“Consolidated Total Assets”:  at any date, for Borrower and its Subsidiaries determined on a consolidated basis, all assets determined in accordance with GAAP.

“Contingent Guarantee”:  as to any Person, any reimbursement, counter-indemnity, guarantee (other than a direct guarantee of funded debt), indemnity, or similar obligation or other agreement given to induce the creation of a separate obligation by another Person that guarantees or in effect guarantees, directly or indirectly, working capital, equity capital, net worth, or solvency of the primary obligor or property, performance, Profit and Participation Agreements, completion or loan to value.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium,

rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”:  any event or circumstance that, with the giving of notice or passage of time, or both, would become an Event of Default.

“Defaulting Lender”:  subject to Section 2.20(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Eligible Assignee”:  (a) a Lender; (b) a Lender Affiliate; (c) an Eligible Institution approved by (i) Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); or (d) any other Person (other than a natural Person) approved by (i) Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval to be in their sole discretion); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or Borrower’s Affiliates (including, for purposes of this definition, each MP Excluded Entity).

“Eligible Institution”:  a commercial bank or other financial institution that has (or, in the case of a bank or financial institution that is a Subsidiary, such bank’s or financial institution’s parent has) (a) a rating of its senior debt obligations of not less than Baa1 by Moody’s or BBB+ by S&P, and (b) total assets in excess of $10,000,000,000.

“Entitled Land”:  Qualified Real Property Inventory comprised of land where all requisite zoning requirements and land use requirements have been satisfied, and all requisite approvals have been obtained from all applicable governmental authorities (other than approvals which are simply ministerial and non-discretionary in nature or otherwise not material) in order to develop the land as a residential housing project and construct Units thereon.

“Environmental Laws”:  any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Issuance”:  any issuance or sale of Capital Stock by Borrower or any of its Subsidiaries.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event”:  (a) Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the termination of any Pension Plan resulting in liability under Section 4064 of ERISA; (d) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in Reorganization or Insolvency; (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (f) the imposition of liability on the Borrower or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by the Borrower or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430 of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code with respect to any Pension Plan; or (l) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of the Borrower or any ERISA Affiliate thereof, in either case pursuant to Title I or Title IV, including, without limitation, Sections 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Internal Revenue Code.

“ERISA Funding Rules”:  the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth Section 412 of the Code and Section 302 of ERISA, with respect to Plan Years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Escrow Proceeds Receivable”:  funds due to Borrower or any Guarantor held in escrow follow the sale and conveyance of title of a Unit to a buyer.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR 01 Page as of 11:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on such page  (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates as may be selected by Administrative Agent or, in the absence of such availability, by reference to the rate at which Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two (2) Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market where its Eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements
“Eurodollar Tranche”:  the collective reference to Eurodollar Loans the then-current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiaries”:  collectively, (a) Residential Acquisition GP, LLC, HWB Construction, Inc., SPIC NLV 2009, Inc., Talega Associates, LLC, Wolf Creek Development, LLC, Walnut Acquisition Partners, LLC, Talega Constructors, LP, SPIC CPCO, Inc., SPIC CPDB, Inc., SPIC CPRB, Inc., Standard Pacific Mortgage, Inc., SPM Affiliates, Inc., S.P.S. Affiliates, Inc. and SPH Title, Inc. (in each case so long as such Person does not change its current (i) line of business as a title insurance or mortgage company, (ii) status as an entity held for sale or wind up or (iii) status as a cash pledgor for letter of credit facilities, as applicable), (b) BMR Communities, LLC, SPIC Del Sur, LLC and  each Consolidated Homebuilding Non-Guarantor Entity that Borrower designates as an “Excluded Subsidiary” by written notice to Administrative Agent, (c) each Subsidiary that is not a Material Subsidiary and (d) any Homebuilding Joint Venture.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Financial Letter of Credit”:  a Letter of Credit that is not a Performance Letter of Credit.

“Finished Lots”:  Entitled Land with respect to which (a) development has been completed to such an extent that permits that allow use and construction including building, sanitary sewer and water, are entitled to be obtained for a Unit on such Entitled Land and (b) start of construction has not occurred.

“Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Funding Office”:  the office of Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by Administrative Agent as its funding office by written notice to Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect at the time any determination is made or financial statement is required hereunder as promulgated by the American Institute of Certified Public Accountants, the Accounting Principles Board, the Financial Accounting Standards Board or any other body existing from time to time which is authorized to establish or interpret such principles, applied on a consistent basis throughout any applicable period, subject to any change required by a change in GAAP; provided, however, that if any change in generally accepted accounting principles from those applied in preparing the financial statements referred to in Section 4.5 affects the calculation of any financial covenant contained herein, Borrower, the Lenders and

Administrative Agent hereby agree to make amendments to the effect that each such financial covenant is not more or less restrictive than such covenant as in effect on the date hereof using generally accepted accounting principles consistent with those reflected in such financial statements.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee Agreement”:  the Guarantee Agreement to be executed and delivered by each Guarantor, substantially in the form of Exhibit A.

“Guarantors”:  the collective reference to all Wholly-Owned Subsidiaries of Borrower, excluding in all cases Excluded Subsidiaries.  The original Guarantors are indicated on Schedule 4.4 to this Agreement.

“Hedging Obligations”:  of a Person any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), (a) under any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities, or exchange transaction, including, but not limited to, Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Homebuilding Joint Venture”:  any Person that was formed for and is engaged in homebuilding operations in which Borrower or any of its Subsidiaries has less than a one hundred percent (100%) ownership interest.

“Increased Facility Closing Date”:  as defined in Section 2.21.

“Indemnified Liabilities:”  as defined in Section 10.5.

“Indemnitee”:  as defined in Section 10.5.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Interest Coverage Ratio”:  as of any date, for the applicable period, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense less non-cash interest expense.

“Interest Payment Date”:  (a) Two (2) Business Days following the last day of each month, and (b) the final maturity date of any Loan.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending fourteen (14) days, one (1), two (2), three (3) or six (6) months thereafter, as selected by Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending fourteen (14) days, one (1), two (2), three (3) or six (6) months thereafter, as selected by Borrower by irrevocable notice to Administrative Agent not less than three (3) Business Days prior to the last day of the then-current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) Borrower may not select an Interest Period that would extend beyond the Class A Revolving Facility Termination Date with respect to Class A Revolving Loans or the Class B Revolving Facility Termination Date with respect to Class B Revolving Loans;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) Borrower shall only select Interest Periods in respect of any Loan that do not extend beyond the date on which Borrower has elected to or intends repay such Loan.

“Investment”:  any investment by Borrower or any Subsidiary in any joint venture, partnership, corporation, limited liability company or other entity.  For purposes hereof, the book value of any Investment shall be calculated in accordance with GAAP.

“Issuance Date”:  the date of issuance of a Letter of Credit by an Issuing Lender.

“Issuing Lender”:  JPMorgan Chase Bank, N.A., in its capacity as issuer of any Letter of Credit, and any other Lender from time to time designated by the Borrower as an Issuing Lender with the consent of such Lender and the Administrative Agent, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit.

“Joint Lead Arrangers”:  collectively, J.P. Morgan Securities LLC and Citigroup Global Markets, Inc. as arrangers of the Commitments.

“L/C Commitment”:  an amount equal to the Total Commitments.

“L/C Fee Payment Date”:  Two (2) Business Days following the last day of each March, June, September and December and until the later of (a) the last day of the Commitment Period or (b) if Letters of Credit remain outstanding after such date pursuant to Section 3.1(a), the latest expiration date of such Letters of Credit.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then-undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”:  the collective reference to all the Lenders other than the relevant Issuing Lender.

“Land Not Under Development”:  Qualified Real Property Inventory that is not Land Under Development, Finished Lots, Units Under Construction, Completed Units or Units Under Contract.

“Land Under Development”:  Entitled Land where physical site improvement has commenced but which is not a Finished Lot, Unit Under Construction, Completed Unit or Unit Under Contract.

“Lenders”:  as defined in the preamble hereto.

“Lender Affiliate”:  any Affiliate of any Lender that is engaged in the business of making commercial loans of the type evidenced by this Agreement.

“Letters of Credit”:  as defined in Section 3.1(a).

“Leverage Ratio”:  the ratio, as of any date, of (a) Consolidated Debt minus Unrestricted Cash in excess of the Required Cash Reserve to (b) Adjusted Consolidated Tangible Net Worth.

“Lien”:  any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the authorized filing by or against a Person of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction).  For the avoidance of doubt, a restriction, covenant, easement, right of way, or similar encumbrance affecting any interest in real property owned by Borrower and which does not secure an obligation to pay money is not a “Lien”.

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Guarantee Agreement, the Notes and any other documents, agreements or instructions executed or delivered pursuant to this Agreement.

“Loan Parties”:  Borrower and each Guarantor.

“Mandatory Prepayment Period”: the period following a Test Date on which Borrower has failed to satisfy the required minimum Interest Coverage Ratio in accordance with Section 7.11 and continuing until the next succeeding Test Date on which the Borrower has satisfied the required minimum Interest Coverage Ratio.

“Mandatory Prepayment Test Debt”:  as of any date, without duplication, the sum of (a) secured recourse Consolidated Debt plus (b) the Outstanding Amount as of such date plus (c) unsecured Consolidated Debt that (i) contains any financial covenant or test which when not met results in an Event of Default and (ii) has a maturity date occurring on or prior to the Class A Revolving Facility Termination Date.

“Material Adverse Effect”:  since the date of the audited financial statements most recently delivered prior to the Closing Date:  (a) a change, event or circumstance that could reasonably be expected to result in a material adverse effect on the operations, business, properties, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of Borrower to perform its payment or other material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect, or enforceability against Borrower of any material obligations of Borrower under any Loan Document to which it is a party.

“Material Subsidiaries”:  as of any date, each Subsidiary of Borrower that (a) owns assets (other than ownership interests in, or intercompany indebtedness of, other Subsidiaries) having a value determined in accordance with GAAP of $5,000,000 or more as of such date; (b) if the aggregate amount of assets (other than ownership interests in, and intercompany indebtedness of, other Subsidiaries) owned by all Subsidiaries that are not Guarantors (other than Consolidated Homebuilding Non-Guarantor Entities and Homebuilding Joint Ventures) exceeds five percent (5%) of the Consolidated Tangible Net Worth, one or more such Subsidiaries identified by Borrower with assets that, when deducted from the aggregate amount of such assets owned by Subsidiaries that are not Guarantors (other than Consolidated Homebuilding Non-Guarantor Entities, Homebuilding Joint Ventures and the Excluded Subsidiaries listed on Schedule 4.4 as “Cash Pledgors for LC Facilities” and “Mortgage and Title Operations”), reduces the aggregate amount of such assets of Subsidiaries that are not Guarantors (other than Consolidated Homebuilding Non-Guarantor Entities, Homebuilding Joint Ventures and the Excluded Subsidiaries listed on Schedule 4.4 as “Cash Pledgors for LC Facilities” and “Mortgage and Title Operations”) to not more than five percent (5%) of the Consolidated Tangible Net Worth; and (c) executes a guaranty of senior unsecured homebuilding debt (other than the Obligations).

“Measurement Period”:  for any determination made under this Agreement, as of any Test Date, the four (4) fiscal quarters of Borrower then ended.

“Minimum Collateral Amount”:  at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 100%  of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time.

“Model Unit”:  a Completed Unit to be used as a model home in connection with the sale of Units in a residential housing project.

“MP Excluded Entity”:  the meaning provided in the definition of “Affiliate.”

“Multiemployer Plan”:  any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
“Net Cash Proceeds”:  in connection with any Equity Issuance, the cash proceeds received from such issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender”:  as defined in Section 2.21.

“New Lender Supplement:”  as defined in Section 2.21.

“Non-Excluded Taxes”:  as defined in Section 2.16(a).

“Non-Recourse Indebtedness”:  indebtedness or other obligations secured by a Lien on property to the extent that the liability for such indebtedness or other obligations is limited to the security of the property (or to Persons other than a Loan Party) without liability on the part of any Loan Party (other than, in the case of indebtedness or obligations of a Subsidiary, with respect to the Subsidiary that holds title to such property (if such property constitutes all or substantially all the property of such

Subsidiary) and a pledge of the equity interests of such Subsidiary or its Subsidiaries) for any deficiency; provided that recourse obligations or liabilities of the Loan Parties solely for indemnities, covenants (including, without limitation, performance, completion or similar guarantees or covenants), or breach of any warranty, representation, covenant or other Contingent Guarantee in respect of any indebtedness, including indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by Borrower from secured assets to be paid to the Lenders, waste and mechanics’ liens, will in each case not prevent indebtedness from being classified as “Non-Recourse Indebtedness”.

“Non-U.S. Lender”:  as defined in Section 2.16(d).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  all advances to, and debts, liabilities and obligations of, Borrower and Guarantors arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Guarantor or any Affiliate thereof of any proceeding under any bankruptcy or insolvency naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Original Credit Agreement”: as defined in the preamble hereof.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Outstanding Amount”:  as of any date, the aggregate principal amount of Loans and Swingline Loans outstanding after giving effect to any borrowings, repayments and prepayments on such date plus the amount of L/C Obligations outstanding on such date after giving effect to any issuance or reimbursements made on such date.

“Overadvance Amount”:  from the Closing Date until December, 31, 2014, $300,000,000, and commencing on January 1, 2015 and continuing thereafter, $250,000,000.

“Participant”:  as defined in Section 10.6(b).

“PBGC”:  the Pension Benefit Guaranty Corporation.

“Pension Plan”:  any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Performance Letter of Credit”:  any Letter of Credit issued:  (a) on behalf of a Person in favor of a Governmental Authority, including, without limitation, any utility, water, or sewer authority, or other similar entity, for the purpose of assuring such Governmental Authority that such Person or an Affiliate of such Person will properly and timely complete work it has agreed to perform for the benefit of such Governmental Authority; (b) in lieu of cash deposits to obtain a license, in place of a utility deposit, or for land option contracts; (c) in lieu of other contract performance, to secure performance warranties payable upon breach, and to secure the performance of labor and materials, including, without limitation, construction, bid, and performance bonds; or (d) to secure refund or advance payments on contractual obligations where default of a performance-related contract has occurred.

“Permitted Investments”:  (a) readily marketable, direct, full faith, and credit obligations of the United States, or obligations guaranteed by the full faith and credit of the United States, maturing within not more than one (1) year from the date of acquisition; (b) short term certificates of deposit and time deposits, which mature within one (1) year from the date of issuance and which are maintained with a Lender, a domestic commercial bank having capital and surplus in excess of $100,000,000 or are fully insured by the Federal Deposit Insurance Corporation; (c) commercial paper or master notes maturing in 365 days or less from the date of issuance rated either “P-1” by Moody’s, or “A-1” by S&P); (d) debt instruments of a domestic issuer which mature in one (1) year or less and which are rated “A” or better by Moody’s or S&P on the date of acquisition of such investment; (e) demand deposit accounts which are maintained in the ordinary course of business; (f) short term tax exempt securities including municipal notes, commercial paper, auction rate floaters , and floating rate notes rated either “P-1” by Moody’s or “A-1” by S&P; (g) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within not more than one (1) year from the date of acquisition thereof and, at the time of acquisition, having one (1) of the two (2) highest ratings obtainable from any two of S&P, Moody’s, or Fitch (or, if at any time no two (2) of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent ); (h) domestic corporate bonds, other than domestic corporate bonds issued by Borrower or any of its Affiliates, maturing no more than two (2) years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from any two (2) of S&P, Moody’s, or Fitch (or, if at any time no two (2) of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent); and (i) shares of money market, mutual, or similar funds which invest primarily in securities of the type described in clauses (a) through (h) above.

“Permitted Liens”:  each Lien permitted under Section 7.2.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Prime Rate”:  the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the “Prime Rate” not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to Borrower).

“Profit and Participation Agreement”:  an agreement, secured by a deed of trust, mortgage, or other Lien against a purchased property or asset, with respect to which the purchaser of any property or asset agrees to pay the seller of such property or asset a profit, price, premium participation, or other similar amount in such property or asset.

“Qualified Real Property Inventory”:  as of any date, Real Property Inventory that is not subject to or encumbered by any deed of trust, mortgage, judgment Lien, or any other Lien (other than the Permitted Liens described in Sections 7.2(b), (h), (i), (j) and (o)) and other Liens which have been bonded around so as to remove such Liens as encumbrances against such Real Property Inventory in a matter satisfactory to Administrative Agent and its legal counsel).

“Real Property Inventory”:  as of any date, land that is owned by any Loan Party, which land is being developed or held for future development or sale, together with the right, title and interest of the Loan Party in and to the streets, the land lying in the bed of any streets, roads or avenues, open or proposed, in or of, the air space and development rights pertaining thereto and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging in or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting such land and all royalties and rights appertaining to the use and enjoyment of such land necessary for the residential development of such land, together with all of the buildings and other improvements now or hereafter erected on such land, and any fixtures appurtenant thereto and all related personal property.

“Refunded Swingline Loans”:  as defined in Section 2.4(b).

“Refunding Date”:  as defined in Section 2.4(c).

“Register”:  as defined in Section 10.6(d).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder as in effect on the date of this Agreement, the "4043 Regulations" (other than an event in which the thirty (30) day notice period to the PBGC has been waived).  Any changes made to the 4043 Regulations that become effective after the date of this Agreement shall have no impact on the definition of "Reportable Event" used herein.

“Required Cash Reserve”:  as of any date, $5,000,000.

“Required Lenders”:  at any time, the holders of more than fifty percent (50%) of the Total Commitments then in effect or, if the Commitments have been terminated, the Outstanding Amount then outstanding.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, senior vice president, vice president, corporate controller, treasurer, assistant treasurer or chief financial officer of Borrower, but in any event, with respect to financial matters, the chief financial officer of Borrower.

“Revolving Facility Termination Date”: as the context requires, the Class A Revolving Facility Termination Date or the Class B Revolving Facility Termination Date.

“Revolving Loans”:  as defined in Section 2.1(a).

“Revolving Percentage”:  as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after all of the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then-outstanding constitutes of the aggregate principal amount of the Revolving Loans then-outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Outstanding Amount, each Lender’s Revolving Percentage shall be determined in a manner designed to ensure that the remaining Outstanding Amount shall be held by the Lenders on a comparable basis.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the aggregate fair market value of such Person’s assets exceeds its liabilities (whether contingent, subordinated, unmatured, unliquidated, or otherwise), (b) such person has not incurred debts beyond such Person’s ability to pay such debts as they mature (taking into account all reasonably anticipated financing and refinancing proceeds), and (c) such Person does not have unreasonably small capital to conduct such Person’s businesses.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represent the amount that can be reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.

“Speculative Unit”:  any Completed Unit that is not a Unit Under Contract.

“Subordinated Debt”:  such indebtedness, if any, of Borrower that is subordinated to the Obligations (i) that is issued and outstanding on the Closing Date or (ii) pursuant to terms and conditions approved in writing by Administrative Agent as confirming the subordinate status of such indebtedness in relation to the Obligations.

“Subsidiary”:  with respect to any Person, corporation, partnership, joint venture, limited liability company, or other business entity (except for Persons which would not be considered Subsidiaries of such Person but for the application of FASB Interpretation No. 46 or EITF 04-5 issued by the Financial Accounting Standards Board and the Emerging Issues Task Force, as such interpretations or pronouncements may be amended or modified from time to time), (a) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person, or (b) (i) the management of which is controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, and (ii) the results of operations of which are required under GAAP to be consolidated with the results of such Person.  For purposes of Borrower, the term “Subsidiary” shall not include Homebuilding Joint Ventures other than Consolidated Homebuilding Joint Ventures.

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.

“Swingline Exposure”:  at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender in respect of any Swingline Loan shall be its Revolving Credit Percentage of the principal amount of such Swingline Loan.

“Swingline Lender”:  JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”:  as defined in Section 2.3(a).

“Swingline Participation Amount”:  as defined in Section 2.4(c).

“Test Date”:  the last day of each fiscal quarter of Borrower.

“Total Commitments”:  at any time, the aggregate amount of all Commitments then in effect.

“Transferee”:  any Eligible Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Uniform Commercial Code”:  the Uniform Commercial Code, as the same may, from time to time, be in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority (but not attachment) and for purposes of definitions related to such provisions.

“Unit”:  Qualified Real Property Inventory that is, or is planned to be, comprised of a single family residential housing unit.

“United States”:  the United States of America.

“Units Under Construction”:  Units where on-site construction has commenced as evidenced by the trenching of foundations for such Units.

“Unit Under Contract”:  a Unit as to which Borrower or a Guarantor owning such Unit has entered into a bona fide contract of sale (a) in a form customarily employed by Borrower or such Guarantor, (b) not more than six (6) months after the date of such contract, (c) with a Person who is not a Subsidiary or Affiliate, (d) under which no Defaults then exist and (e) in the case of any Unit the purchase of which is to be financed in whole or in part by a loan insured by the Federal Housing Administration or guaranteed by the Veterans Administration, to Borrower’s or applicable Guarantor’s knowledge, the applicable buyer shall have made, or will be required to make, the minimum down payment required (if any) under the rules of the relevant agency.

“Unrestricted Cash”:  all cash that is not restricted cash, as determined in accordance with GAAP and shall include the value of Permitted Investments that are not restricted Permitted Investments.

“U.S. Lender”:  as defined in Section 2.16(d).

“Voting Stock”:  with respect to any Person, securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Loan Party not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS
2.1 Commitments.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans (“Revolving Loans”) to Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then-outstanding and (ii) the aggregate principal amount of the Swingline Loans then-outstanding, does not exceed the lesser of (A) the amount of such Lender’s Commitment and (B) such Lender’s Revolving Percentage of the Borrowing Base Availability.  During the Commitment Period, Borrower may use the Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by Borrower and notified to Administrative Agent in accordance with Sections 2.2 and 2.9.

(b) Borrower shall repay (i) all outstanding Class A Revolving Loans on the Class A Revolving Facility Termination Date and (ii) all outstanding Class B Revolving Loans on the Class B Revolving Facility Termination Date.  Additionally, on the Class B Revolving Facility Termination Date,  if, after all outstanding Class B Revolving Loans have been repaid, the outstanding Class A Revolving Loans, when added to the sum of (A) the L/C Obligations then-outstanding and (B) the aggregate principal amount of the Swingline Loans then-outstanding, exceeds the aggregate amount of the Class A Commitments, the Borrower shall repay such portion of the outstanding Class A Revolving Loans as is sufficient to reduce the outstanding principal amount of the Class A Revolving Loans to an amount, when added to the sum of (A) the L/C Obligations then-outstanding and (B) the aggregate principal amount of the Swingline Loans then-outstanding, equal to the aggregate amount of all Class A Commitments.

(c) Provided that Borrower has made the payments required pursuant to Section 2.1(b), if any, on the Class B Revolving Facility Termination Date:

(i) the Commitments of all Class B Lenders shall terminate, the Commitments of all Class A Lenders shall continue on the terms herein set forth and the Total Commitments shall be reduced to an amount equal to the sum of the Class A Commitments;

(ii) the Revolving Percentage of each Class A Lender shall be adjusted to reflect the termination of the Commitments of the Class B Lenders;

(iii) subject to clause (ii) above, all Class A Revolving Loans shall be continued outstanding as Class A Revolving Loans held by the Class A Lenders ratably in accordance with their respective Revolving Percentage (after giving effect to the adjustment described in clause (ii) above);

(iv) all outstanding Letters of Credit shall continue and the participation interests held by the Class B Lenders shall be deemed transferred in full to the Class A Lenders, with each Class A Lender having a participation interest in each such Letters of Credit equal to Class A Lender’s Revolving Percentage as the same (after giving effect to the adjustment described in clause (ii) above);

(v) each Class A Lender shall continue to have an obligation to make Revolving Loans pursuant to Section 2.4(b) and to purchase participation interests in outstanding Swingline Loans pursuant to Section 2.4(c); and

(vi) after giving effect to all of the foregoing, any unused Commitments shall continue as Class A Commitments.

2.2 Procedure for Revolving Loan Borrowing.

Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that Borrower shall give Administrative Agent irrevocable notice (which notice must be received by Administrative Agent prior to 2:00 p.m., New York City time, (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one (1) Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Any Revolving Loans made on the Closing Date shall initially be ABR Loans.  Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then-aggregate Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of Borrower, borrowings under the Commitments that are ABR Loans in other amounts pursuant to Section 2.4.  Upon receipt of any such notice from Borrower, Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its Revolving Percentage of each borrowing available to Administrative Agent for the account of Borrower at the Funding Office prior to 2:00 p.m., New York City time, on the Borrowing Date requested by Borrower in funds immediately available to Administrative Agent.  Such borrowing will then be made available to Borrower by Administrative Agent crediting the account designated by Borrower with the aggregate of the amounts made available to Administrative Agent by the Lenders and in like funds as received by Administrative Agent.

         2.3 Swingline Commitment.

(a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to Borrower under the Commitments from time to time during the Commitment Period by making swingline loans (“Swingline Loans”) to Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect), (ii) Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Commitments would be less than zero, and (iii) Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the Borrowing Base Availability would be less than zero.  During the Commitment Period, Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be ABR Loans only.

(b) Borrower shall repay all outstanding Swingline Loans on the Class A Revolving Facility Termination Date.

2.4 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 2:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Commitment Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Not later than 4:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  Administrative Agent shall make the proceeds of such Swingline Loan available to Borrower on such Borrowing Date by depositing such proceeds in the account of Borrower designated by Borrower on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one (1) Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Lender shall make the amount of such Revolving Loan available to Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one (1) Business Day after the date of such notice.  The proceeds of such Revolving Loans shall be immediately made available by Administrative Agent to the Swingline Lender for

application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  Borrower agrees to reimburse Swingline Lender through Administrative Agent if so requested by Administrative Agent on the Business Day next succeeding the Business Day on which such Swingline Lender notifies Borrower of the date and amount to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loan.  If such amount is not so reimbursed on such succeeding Business Day, Borrower irrevocably authorizes the Swingline Lender to charge Borrower’s accounts with Administrative Agent (up to the amount available in each such account) in order to immediately pay such deficiency relating to Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.4(b), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then-outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then-outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or Borrower may have against the Swingline Lender, Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of Borrower; (iv) any breach of this Agreement or any other Loan Document by Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5 Commitment Fees, Etc.

(a) Borrower agrees to pay to Administrative Agent for the account of each Lender a commitment fee for the period from and including the date hereof to the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears two (2) Business days following the last day of each March, June, September and December, and on the Class B Revolving Facility Termination Date with respect to Class B Revolving Loans and on the Class A Revolving Facility Termination Date with respect to Class A Revolving Loans, commencing on the first of such dates to occur after the date hereof; provided, however, pursuant to Section 2.20, Borrower shall not be obligated to pay a commitment fee for the account of any Defaulting Lender.

(b) Borrower agrees to pay to Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by Borrower and Administrative Agent.

2.6 Termination or Reduction of Commitment.

(a) Borrower shall have the right, upon not less than three (3) Business Days’ notice to Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Outstanding Amount would exceed the Total Commitments.   Provided that no Event of Default exists, any reduction of the Total Commitments shall be applied to either or both of the Class A Commitments or to the Class B Commitments as the Borrower shall designate; provided further that (x) any such reduction or termination of Commitments shall be applied ratably within each Class thereof and (y) if an Event of Default exists or the Borrower shall fail to designate which Class of Commitment any such reductions or terminations shall apply, such reductions or terminations shall be applied ratably to the Class A Commitments and the Class B Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.

(b) If, for nine (9) consecutive months, (i) the Outstanding Amount is zero and (ii) the Borrowing Base Availability is equal to or less than zero, the Total Commitments shall automatically and immediately terminate.

2.7 Optional Prepayments.

(a) Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to Administrative Agent at least three (3) Business Days prior thereto in the case of Eurodollar Loans and at least one (1) Business Day prior thereto in the case of ABR Loans (or on the same Business Day in the case of Swingline Loans), which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, Borrower shall also pay any amounts owing pursuant to Section 2.17.  Upon receipt of any such notice Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein.  Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.  The application of any prepayment pursuant to this Section 2.7 shall be made, first, to ABR Loans, and second, to Eurodollar Loans, in each case, pro rata between the Class A Revolving Loans and the Class B Revolving Loans based on each Lender’s Revolving Percentage.

(b) Notwithstanding anything to the contrary in this Agreement and without limiting clause (a) of this Section 2.7, Borrower may prepay the Class B Revolving Loans, in whole but not in part, on a date not earlier than seven (7) Business Days prior to the Class B Revolving Facility Termination Date, upon irrevocable notice delivered to Administrative Agent at least ten (10) Business Days prior to the Class B Revolving Facility Termination Date, which prepayment may be made through a borrowing under the Class A Commitments so long as all of the conditions to such borrowing as set forth herein have been satisfied.  Upon any such prepayment under this Section 2.7(b), the Commitments of the Class B Lenders shall terminate and the provisions of Section 2.1(c) shall be applicable.

2.8 Mandatory Prepayments.

(a) If, on any date on which there is an Outstanding Amount, the Borrowing Base Availability is less than zero, Borrower shall, on such date, reduce the Outstanding Amount or any other Borrowing Base Debt by an amount at least equal to such deficiency.

(b) During any Mandatory Prepayment Period, if on any date (i) the Mandatory Prepayment Test Debt exceeds (ii) the sum of (A) $100,000,000 plus (B) 90% of the book value of Model Units, Borrower shall, within ten (10) days following such date, reduce the Outstanding Amount by the amount of such deficiency.

(c) Amounts to be applied in connection with prepayments made pursuant to this Section 2.8 shall be applied, first, to the prepayment of Swingline Loans, second, to the prepayment of Revolving Loans, and third, that if the aggregate principal amount of Revolving Loans and Swingline Loans then-outstanding is less than the amount of such prepaid (because L/C Obligations constitute a portion thereof), Borrower shall, to the extent of the balance, replace outstanding Letters of Credit and/or Cash Collateralize such L/C Obligations in an amount not less than the Minimum Collateral Amount.  Mandatory prepayments hereunder shall be applied pro rata between the Class A Revolving Loans and the Class B Revolving Loans based on each Lender’s Revolving Percentage.

2.9 Conversion and Continuation Options.

(a) Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving Administrative Agent at least two (2) Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving Administrative Agent at least three (3) Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then-current Interest Period with respect thereto by Borrower giving irrevocable notice to Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then-expiring Interest Period.  Upon receipt of any such notice, Administrative Agent shall promptly notify each relevant Lender thereof.

2.10 Limitations on Eurodollar Tranches.

Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

         2.11 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.11(c) shall be payable from time to time on demand.

2.12 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  Administrative Agent shall as soon as practicable notify Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  Administrative Agent shall as soon as practicable notify Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error.  Administrative Agent shall, at the request of Borrower, deliver to Borrower a statement showing the quotations used by Administrative Agent in determining any interest rate pursuant to Section 2.11(a).

2.13 Inability to Determine Interest Rate.

If prior to the first day of any Interest Period:

(a) Administrative Agent shall have determined (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market,

adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period,

(c) Administrative Agent shall give telecopy or telephonic notice thereof to Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given, (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall Borrower have the right to convert Loans to Eurodollar Loans.

2.14 Pro Rata Treatment and Payments.  Subject to the provisions of Sections 2.1(c), 2.6(a), 2.7(b) and 2.8(c),

(a) Each borrowing by Borrower from the Lenders hereunder, each payment by Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the Lenders.

(b) Each payment (including each prepayment) by Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.

(c) All payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time, on the due date thereof to Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then-applicable rate during such extension.

(d) Unless Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to Administrative Agent, Administrative Agent may assume that such Lender is making such amount available to Administrative Agent, and Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount.  If such amount is not made available to Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to Administrative Agent.  A certificate of Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from Borrower.

(e) Unless Administrative Agent shall have been notified in writing by Borrower prior to the date of any payment due to be made by Borrower hereunder that Borrower will not make such payment to Administrative Agent, Administrative Agent may assume that Borrower is making such payment, and Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to Administrative Agent by Borrower within three (3) Business Days after such due date, Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against Borrower.

If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(b), 2.4(c), 2.14(d), 2.14(e), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent, the Swingline Lender or the Issuing Lender for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.15 Requirements of Law.

(a) If (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof, (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines, or directives thereunder or issued in connection therewith, regardless of the date promulgated enacted, adopted or issued, or (iii) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements or the Basel Committee on Banking Supervision (or any successor or similar authority), in each case pursuant to Basel III, regardless of the date actually promulgated, enacted, adopted or issued:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.16 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall promptly pay to such Lender, upon its demand accompanied by a customary explanation of the calculation of such increased costs, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify Borrower (with a copy to Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, including compliance with (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines, or directives thereunder or issued in connection therewith and (ii) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements or the Basel Committee on Banking Supervision (or any successor or similar authority) pursuant to Basel III made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to Borrower (with a copy to Administrative Agent) of a written request therefor accompanied by a customary explanation of the calculation of such reduced rate of return, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six (6) months prior to the date that such Lender notifies Borrower of such Lender’s intention to claim compensation therefor; and provided further that, no Lender shall be entitled to compensation pursuant to this Section 2.15 if it is not at the time the general policy or practice of such Lender to demand compensation in similar circumstances in similar agreement.

(c) A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted by any Lender to Borrower (with a copy to Administrative Agent) shall be conclusive in the absence of manifest error.  The obligations of Borrower pursuant to this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Taxes.

(a) All payments made by Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any taxes or withholdings arising under FATCA), excluding taxes imposed on or measured by net income (however denominated) and franchise taxes (imposed in lieu of net income taxes) imposed on Administrative Agent or any Lender as a result of a present or former connection between Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to Administrative Agent or any Lender hereunder, the amounts so payable to Administrative Agent or such Lender shall be increased to the extent necessary to yield to Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d), (e) or (f) of this Section 2.16 or (ii) that are United States withholding taxes imposed on amounts payable to or for the account of such Lender at the time such Lender becomes a party to this Agreement or such Lender changes its lending office, except to the extent that such Lender’s assignor (if any) or such Lender (in the case of a change in lending office) was entitled, at the time of assignment or immediately before it changed its lending office, to receive additional amounts from Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by Borrower, as promptly as possible thereafter Borrower shall send to Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by Borrower showing payment thereof.  If Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to Administrative Agent the required receipts or other required documentary evidence, Borrower shall indemnify Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to Borrower and Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit D and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Each Lender (or Transferee) that is a “United States Person” as defined in Section 7701(a)(30) of the Code (a "U.S. Lender") shall deliver to Borrower and Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such U.S. Lender certifying an exemption from U.S. federal backup withholding tax on all payments by Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such U.S. Lender.  Each U.S. Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA and the rules and regulations promulgated pursuant thereto (in each case as in effect as of the date of this Agreement) if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.

(g) If the Administrative Agent or any Lender determines that it has received a refund of any tax as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.16 with respect to the tax giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.  If Borrower or Administrative Agent is required by law to deduct and/or withhold any taxes, levies, imposts, duties, charges, fees, deductions or withholdings other than with respect to Non-Excluded Taxes and Other Taxes and as otherwise expressly provided herein, then any amounts so deducted and paid to the relevant Governmental Authority shall be treated under this Agreement as made to the affected Lender.

(h) The agreements in this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17 Indemnity.

Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) Default by Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) Default by Borrower in making any prepayment of or conversion from Eurodollar Loans after Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.  A certificate as to any amounts payable pursuant to this Section 2.17 (which certificate shall set forth in reasonable detail the calculation of such amounts) submitted to Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18 Change of Lending Office.

Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15 or 2.16(a) with respect to such Lender, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of Borrower or the rights of any Lender pursuant to Section 2.15 or 2.16(a).

2.19 Replacement of Lenders.

Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.15 or 2.16(a) or 2.16(b), (b) is a Defaulting Lender or (c) is a Lender that refuses to consent to a proposed change, waiver, discharge or termination with respect to this Agreement that has been approved by the Required Lenders as (and to the extent) provided in Section 10.1, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall not have rescinded its request for payment of amounts owing pursuant to Section 2.15, 2.16(a) or 2.16(b), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) Borrower shall be liable to such replaced Lender under Section 2.17 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that replacement Lender shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15, 2.16(a) or 2.16(b), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that Borrower, Administrative Agent or any other Lender shall have against the replaced Lender.

2.20 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)           Such Defaulting Lender shall not be entitled to vote on any matter requiring the consent or approval of all Lenders or the Required Lenders, and the Commitment of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1), provided that (a) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (b) the Commitment of such Defaulting Lender may not be increased without the consent of such Defaulting Lender, Administrative Agent and Borrower; provided that any payments made with respect to such increase in such Commitment shall not be subject to Section 10.7 with respect to any Defaulting Lender..

(ii)           Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.9; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.9; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, notwithstanding anything to the contrary in this Section 2.20(a)(ii), if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.20(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           (A)           No Defaulting Lender shall be entitled to receive any commitment fee contemplated by Section 2.5(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)           Each Defaulting Lender shall be entitled to receive any fees pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Percentage of the stated amount of Letters of Credit for which the Defaulting Lender has provided Cash Collateral pursuant to Section 2.20(a)(ii).

(C)           With respect to any fees pursuant to Section 3.3  not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)           All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Percentage (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the sum of each Non-Defaulting Lender’s Revolving Percentage of such reallocation plus its Revolving Percentage of the Outstanding Amount to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting

    Exposure (after giving effect to any partial reallocation pursuant to clause (iv) above) in accordance with the procedures set forth in Section 3.9 for so long as such L/C Obligations are outstanding.

        (b)            If the Borrower, the Administrative Agent and each Swingline Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.20(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.21 Increase in Commitments.  Borrower may, at its option, at any time or from time to time prior to the Revolving Facility Termination Date, increase the Total Commitments by up to $200,000,000 to an aggregate principal amount not to exceed $550,000,000 by requesting the existing Lenders or new lenders to commit to any such increase; provided that:  (a) no Lender shall be required to commit to any such increase; (b) no such increase shall become effective unless at the time thereof and after giving effect thereto (i) no Default or Event of Default shall have occurred and be continuing, (ii) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects, except to the extent such representations and warranties expressly relate to an earlier time, in which case such representations and warranties were true and correct in all material respects as of such earlier time, provided, that, to the extent any such representation and warranty is already qualified by materiality or by reference to Material Adverse Effect, such representation shall be true and correct in all respects, and (iii) Administrative Agent shall have received a certificate from Borrower to the effect of (i) and (ii) of clause (b); and (c) no new lender shall become a Lender pursuant to this Section 2.21 unless Administrative Agent shall have given its prior written consent, which consent shall not be unreasonably withheld.  Borrower shall be entitled to pay upfront or other fees to such lenders who extend credit pursuant to this Section 2.21 as Borrower and such lenders may agree.  Any increase in the Total Commitments shall be a Class A Commitment.  Such increase in the Commitments shall become effective on the date (the “Increased Facility Closing Date”) specified in an activation notice delivered to Administrative Agent no less than five (5) Business Days prior to effective date of such notice specifying the amount of the increase and the effective date thereof.  Each new lender that provides any part of such increase in the Commitments (a “New Lender”) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit E, whereupon such New Lender shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.  Unless otherwise agreed by Administrative Agent, on each Increased Facility Closing Date, Borrower shall borrow Revolving Loans under the relevant increased Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and, in the case of Eurodollar Loans, of each Eurodollar Tranche) which would then have been outstanding from such Lender if (i) each such Type or Eurodollar Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Eurodollar Tranche requested to be so borrowed or effected had been proportionately increased.  The Eurodollar Base Rate applicable to any Eurodollar Loan borrowed pursuant to the preceding sentence shall equal the rate then applicable to the Eurodollar Loans of the other Lenders in the same Eurodollar Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between Borrower and the relevant Lender).

SECTION 3.    LETTERS OF CREDIT
3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of Borrower and any of its Subsidiaries and Homebuilding Joint Ventures on any Business Day during the Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations (exclusive of unreimbursed drawings that are reimbursed on the date of, and prior to the issuance of, such Letter of Credit) would exceed the L/C Commitment, (ii) the aggregate amount of the Available Commitments would be less than zero or (iii) the Borrowing Base Availability would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $5,000 (unless otherwise agreed by the relevant Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is 364 days after to the Class A Revolving Facility Termination Date, provided (A) that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above) and (B) at least 90 days prior to the Class A Revolving Facility Termination Date, Borrower shall, to the extent of the balance, replace outstanding Letters of Credit and/or deposit an amount equal to 100% of such balance in cash in a cash collateral account established with Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to Administrative Agent.

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit.

Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender with a copy to Administrative Agent at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request.  Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by an Issuing Lender and Borrower.  Each Issuing Lender shall furnish a copy of such Letter of Credit to Borrower promptly following the issuance thereof.  Each Issuing Lender shall promptly furnish to Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a) Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders, in accordance with their respective Commitments, and payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.  In addition, Borrower shall pay to each Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

(b) In addition to the foregoing fees, Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand made through Administrative Agent at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to an Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans.  A certificate of an Issuing Lender submitted to any L/C Participant with a copy to the Administrative Agent with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit

(whether directly from Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute through Administrative Agent to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by any Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d) Provided that Borrower has made the payments required pursuant to Section 2.1(b), on the Class B Revolving Facility Termination Date, the participation interests held by the Class B Lenders shall be deemed transferred to the Class A Lender L/C Participants, with each Class A Lender L/C Participant having a participation interest in each such Letters of Credit equal to Class A Lender’s Revolving Percentage as the same (after giving effect to the adjustment in such Revolving Percentage described in Section 2.1(c)(ii)).

3.5 Reimbursement Obligation of Borrower.

Borrower agrees to reimburse each Issuing Lender through Administrative Agent if so requested by Administrative Agent on the Business Day next succeeding the Business Day on which such Issuing Lender notifies Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment.  Each such payment shall be made to an Issuing Lender or Administrative Agent at its address for notices referred to herein in Dollars and in immediately available funds.  To the extent that any such amount is not reimbursed to an Issuing Lender by 2 p.m. (New York City time) on the date of payment, interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full (i) at the rate set forth in Section 2.11(b) until the Business Day next succeeding the date of the relevant notice, and (ii) thereafter, at the rate set forth in Section 2.11(c).  Each Issuing Lender shall give Borrower written notice of the payment of each draft under a Letter of Credit.

3.6 Obligations Absolute.

Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of Borrower against any beneficiary of such Letter of Credit or any such transferee.  No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender.  Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code, shall be binding on Borrower and shall not result in any liability of such Issuing Lender to Borrower.

3.7 Letter of Credit Payments.

If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify Borrower with a copy to the Administrative Agent of the date and amount thereof.  The responsibility of an Issuing Lender to Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications.

To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Cash Collateral.  At any time that there shall exist a Defaulting Lender, within three (3) Business Days following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.20(a)(ii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)           The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)           Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided by Borrower under this Section 3.9 or provided under Section 2.20(a)(ii) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)           Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 3.9 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.20 the Person providing Cash Collateral and each Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Borrower hereby represents and warrants to Administrative Agent and each Lender that:

4.1 Incorporation, Qualification, Powers, and Capital Stock.

(a) Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of Delaware, is duly qualified to do business as, and is in good standing as, a foreign corporation in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary, and has all requisite power and authority to conduct its business and to own and lease its properties (except in each case where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect).  All outstanding shares of Capital Stock of Borrower are duly authorized, validly issued, fully paid, nonassessable, and issued in compliance with all applicable state and federal securities laws except where failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) Each Guarantor is a corporation, limited liability company, partnership or other legal entity duly incorporated or formed, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, is duly qualified to do business as, and is in good standing as, a foreign legal entity in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary, and has all requisite power and authority to conduct its business and to own and lease its properties (except in each case where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect).

4.2 Execution, Delivery, and Performance of Loan Documents.

(a) Borrower has all requisite power and authority to execute and deliver, and to perform all of its obligations under, the Loan Documents.

(b) Each Guarantor has all requisite power and authority to execute and deliver, and to perform all of its obligations under, its guaranty.

(c) The execution and delivery by Borrower of, and the performance by Borrower of each of its obligations under, each Loan Document to which it is a party, and the execution and delivery by each Guarantor of, and the performance by each Guarantor of each of its obligations under its guaranty, have been duly authorized by all necessary action and do not and will not:

(i) require any consent or approval not heretofore obtained of any stockholder, member, partner, security holder or creditor of Borrower, any Subsidiary, or any Guarantor;

(ii) violate any provision of the certificate of incorporation or bylaws of Borrower or any provision of the articles or certificate of incorporation, bylaws, or partnership agreement of any Guarantor or any Subsidiary;

(iii) result in or require the creation or imposition of any Lien, claim, or encumbrance (except to the extent that any Lien is created under this Agreement) upon or with respect to any property now owned or leased or hereafter acquired by Borrower, any Subsidiary, or any Guarantor;

(iv) violate any provision of any law, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower, any Subsidiary (other than an Excluded Subsidiary), or any Guarantor; or

(v) result in a material breach of or constitute a material default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which Borrower, any Subsidiary (other than an Excluded Subsidiary), or any Guarantor is a party or by which Borrower, any such Subsidiary, or any Guarantor, or any property of Borrower, any such Subsidiary, or any Guarantor, is bound or affected.

(d) Borrower, each Subsidiary (other than an Excluded Subsidiary), and each Guarantor are not in default under any law, order, writ, judgment, injunction, decree, determination, award, indenture, agreement, lease, or instrument, where such default could reasonably be expected to have a Material Adverse Effect.

(e) No authorization, consent, approval, order, license, permit, or exemption from, or filing, registration, or qualification with, any Governmental Authority not heretofore obtained is or will be required under applicable law to authorize or permit the execution, delivery, and performance by Borrower or any Guarantor of, all of its obligations under, the Loan Documents.

(f) Each of the Loan Documents to which Borrower is a party, when executed and delivered, will constitute the legal, valid, and binding obligations of Borrower, and the guaranty, when executed and delivered, will constitute the legal, valid, and binding obligation of each Guarantor, each enforceable against such Person in accordance with its terms, except as enforcement may be limited by debtor relief laws or equitable principles relating to the granting of specific performance or other equitable remedies as a matter of judicial discretion.

4.3 Compliance with Laws and Other Requirements.

The Loan Parties are in compliance with all laws and other requirements applicable to their businesses and have obtained all material authorizations, consents, approvals, orders, licenses, permits, and exemptions from, and have accomplished all filings, registrations, or qualifications with, any Governmental Authority that is necessary for the transaction of their respective businesses, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and except for authorizations, consents, approvals, orders, licenses, permits, and exemptions relating to the development, construction, and sale of real property that the Loan Parties are in the process of obtaining or intend to obtain in the ordinary course of business.

4.4 Entities Owned.

(a) Schedule 4.4 sets forth, updated as of the last day of the most recent quarter, the names and jurisdictions of incorporation or formation of all Subsidiaries, Homebuilding Joint Ventures, and other entities in which Borrower has a direct or indirect ownership interest (but excluding publicly-traded Persons in which Borrower, directly or indirectly, holds less than a five percent (5%) ownership interest).  Except as described in Schedule 4.4, as of the end of the most recent fiscal quarter of Borrower, excluding publicly-traded Persons in which Borrower, directly or indirectly, holds less than a five percent (5%) ownership interest, Borrower does not own any Capital Stock or ownership interest in any Person other than its Subsidiaries and Homebuilding Joint Ventures.  All outstanding shares of Capital Stock or ownership interests, as the case may be, of each Subsidiary (other than an Excluded Subsidiary) and Homebuilding Joint Venture that are owned by Borrower or any Subsidiary are (i) owned of record and beneficially by Borrower and/or by one (1) or more Subsidiaries, free and clear of all material Liens, claims, encumbrances, and rights of others (other than Liens permitted under this Agreement), and are (ii) duly authorized, validly issued, fully paid, nonassessable (except for capital calls or contribution requirements in connection with ownership interests in Homebuilding Joint Ventures), and issued in compliance with all applicable state and federal securities and other laws, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.  Borrower may update Schedule 4.4 from time to time by sending written notice to Administrative Agent.

(b) Each Subsidiary (other than an Excluded Subsidiary) is a corporation, partnership, or limited liability company duly incorporated or formed, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, is duly qualified to do business as, and is in good standing as, a foreign corporation, partnership, or limited liability company in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary (except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its properties.

(c) Each Subsidiary (other than an Excluded Subsidiary) is in compliance with all laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, permits, and exemptions from, and has accomplished all filings, registrations, or qualifications with, any Governmental Authority that is necessary for the transaction of its business, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and except for consents, approvals, orders, licenses, permits, and exemptions relating to the development, construction, and sale of real property that each such Subsidiary is in the process of obtaining or intends to obtain in the ordinary course of business.

4.5 Financial Statements.

Borrower has furnished to Lenders that are parties to this Agreement on the Closing Date a copy of the Form 10-K of Borrower and its Subsidiaries for the period ended December 31, 2011, and a copy of the Form 10-Q of Borrower and its Subsidiaries dated as of June 30, 2012, (and with respect to the June 30, 2012 Form 10-Q the other information required by this Agreement was also furnished to Lenders).  The financial statements and the notes thereto included in such Form 10-K and such Form 10-Q fairly present in all material respects the consolidated financial position of Borrower and its Subsidiaries as at the dates specified therein and the consolidated results of operations and cash flows for the periods then ended, all in conformity with GAAP.

4.6 No Material Adverse Change.

There has been no material adverse change in the financial condition of Borrower and its Subsidiaries (excluding the Excluded Subsidiaries), taken as a whole, since the date of the most recently delivered financial statements, and Borrower and its Subsidiaries (excluding the Excluded Subsidiaries), taken as a whole, do not have any material liability incurred outside of the ordinary course of business or, to the knowledge of the Loan Parties, material contingent liability, not reflected or disclosed in the most recently delivered financial statements or notes thereto, or otherwise disclosed in Borrower’s Exchange Act filings or to Administrative Agent in writing.

4.7 Tax Liability.

Borrower and each Subsidiary have filed all material tax returns (federal, state, and local) required to be filed by them and have paid all material taxes shown thereon to be due and all property taxes due, including interest and penalties, if any.  To the knowledge of the Loan Parties, there does not exist any substantial likelihood that any Governmental Authority will successfully assert a tax deficiency against Borrower or any Subsidiary that would reasonably be expected to have a Material Adverse Effect that has not been adequately reserved against in the most recently delivered financial statements.  Borrower and each Subsidiary have established and are maintaining adequate reserves for tax liabilities, if any, sufficient to comply with GAAP.

4.8 Litigation.

There are no actions, suits, proceedings, claims, or disputes pending or, to the knowledge of the Loan Parties, threatened against Borrower or any of its Subsidiaries, before any governmental authority which would reasonably be expected to have a Material Adverse Effect.

4.9 Pension Plan.

(a) Neither Borrower nor any Guarantor maintains or contributes to, or within the past six (6) years has maintained or contributed to, any Pension Plan or Multiemployer Plan;

(b)           No ERISA Event has occurred or is reasonably expected to occur.

(c)           The Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained; and

(d)           As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither the Borrower not any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date.

4.10 Regulations U and X; Investment Company Act.

Neither Borrower nor any Guarantor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the meanings of Regulation U of the FRB.  No part of the Loans will be used to purchase or carry any margin stock (except for purchases of Borrower’s stock by, or on behalf of, Borrower otherwise permitted hereunder and that is subsequently retired or retained by Borrower as treasury stock), or to extend credit to others for that purpose, or for any purpose that violates the provisions of Regulations U or X of the FRB.  No Loan Party is required to be registered under the Investment Company Act of 1940.

4.11 No Default.

No event has occurred and is continuing that is a Default or an Event of Default.

4.12 Environmental Compliance.

In connection with the acquisition of properties, Borrower and its Subsidiaries generally conduct in the ordinary course of business a review of the environmental condition of such properties and any claims alleging potential liability or responsibility for violation of Environmental Laws.  In the course of the operation of their businesses, nothing has come to the attention of any Loan Party causing it to conclude that there are any violations of Environmental Laws or claims alleging potential liability or responsibility for violation of Environmental Laws that would reasonably be expected to have a Material Adverse Effect.

4.13 Solvent.

Borrower and its Subsidiaries on a consolidated basis are Solvent.

4.14 Senior Debt.

All obligations under the Loan Documents to pay principal, interest, fees are senior debt under the terms of any Subordinated Debt of Borrower and its Subsidiaries (other than the Excluded Subsidiaries).

4.15 Foreign Asset Control Regulations

.  Neither the execution and delivery of the Loan Documents by Borrower or any Loan Party nor the use of the proceeds of any Loan or any extension of credit, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same.

SECTION 5.    CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit.

The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee Agreement.  Administrative Agent shall have received (i) this Agreement, executed and delivered by Administrative Agent, and Borrower and each Lender listed on Schedule 1.1 and (ii) the Guarantee Agreement, executed and delivered by each Guarantor.

(b) Fees.  The Lenders and Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.  All such amounts may be paid with proceeds of Loans made on the Closing Date if reflected in the funding instructions given by Borrower to Administrative Agent on or before the Closing Date.

(c) Corporate Proceedings.  Administrative Agent shall have received a copy of the resolutions (in form and substance reasonably satisfactory to Administrative Agent) of the board of directors of Borrower authorizing (i) the execution, delivery and performance of this Agreement, (ii) the consummation of the transactions contemplated hereby, (iii) the borrowings herein provided for, and (iv) the execution, delivery and performance of the Notes and the other documents provided for in this Agreement, all certified by a Responsible Officer of Borrower as of the date hereof.  Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the Closing Date.

(d) Proceedings of Guarantors.  Administrative Agent shall have received a copy of the respective resolutions (in form and substance reasonably satisfactory to Administrative Agent) of the board of directors, management committee or other governing body of each of the Guarantors (or of

Borrower or another Subsidiary of Borrower as the sole shareholder, sole or managing member or general partner of the applicable Guarantor), each resolution authorizing the execution, delivery and performance of the Guarantee Agreement, all certified by a Responsible Officer of the respective Guarantor (or Borrower or such Subsidiary) as of the Closing Date.  Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the Closing Date.

(e) Incumbency Certificate of Borrower.  Administrative Agent shall have received a certificate of a Responsible Officer of Borrower, dated the Closing Date, as to the incumbency and signature of the officer(s) (or other Person(s) in a comparable position) executing this Agreement, the Notes and any certificate or other documents to be delivered pursuant hereto or thereto.

(f) Incumbency Certificates of Guarantors.  Administrative Agent shall have received a certificate of a Responsible Officer of each of the Guarantors, dated the Closing Date, as to the incumbency and signatures of the officer(s) (or other Person(s) in a comparable position) executing the Guarantee Agreement.

(g) Articles of Incorporation of Borrower.  Administrative Agent shall have received copies of (i) the certificate of incorporation of Borrower, together with all amendments, and a certificate of good standing, all certified by the appropriate governmental officer in its jurisdiction of incorporation and (ii) the bylaws or code of regulations of Borrower certified by a Responsible Officer of Borrower.

(h) Organizational Documents of Guarantors.  Administrative Agent shall have received (i) with respect to each Guarantor that is a corporation (A) copies of its articles or certificate of incorporation, including all amendments thereto, and a certificate of good standing or subsistence, all certified by the appropriate governmental officer in its jurisdiction of incorporation and (B) the bylaws or code of regulations of such Guarantor certified by a Responsible Officer of each Guarantor, (ii) with respect to any Guarantor that is a partnership, (A) a true copy of its partnership agreement, including all amendments thereto, certified by an officer of such partnership or of its general partner, together with (in the case of any limited partnership) copies of the certificates of limited partnerships and (B) a certificate of good standing or subsistence, all certified by the appropriate governmental officer in its jurisdiction of organization, and (iii) with respect to each Guarantor that is a limited liability company, (A) a copy of its operating agreement, including all amendments thereto, certified by an officer of such limited liability company or of its managing member, and a copy of its articles or certificate of formation and (B) a certificate of good standing or subsistence, all certified by the appropriate officer of the state of its formation.

(i) Legal Opinions.  Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Snell & Wilmer L.L.P., counsel to Borrower and its Subsidiaries, substantially in the form of Exhibit F-1;

(ii) the legal opinion of Smith, Gambrell & Russell, LLP, Florida counsel of Borrower and its Subsidiaries, substantially in the form of Exhibit F-2;

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as is customary for transactions of this type that Administrative Agent may reasonably require.

(j) Borrowing Base Certificate.  Administrative Agent shall have received a Borrowing Base Certificate, substantially in the form of Exhibit G, as of June 30, 2012 certified by a Responsible Officer of Borrower.

(k) Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Closing Date.

5.2 Conditions to Each Extension of Credit.

The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent as such representation or warranty is stated to relate only to an earlier specific date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier specific date.

(b) No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) If, on any date on which there is an Outstanding Amount, the Borrowing Base Availability is less than zero, Borrower shall, on such date, reduce the Outstanding Amount by an amount at least equal to such deficiency.

(d) If on any date (i) the Mandatory Prepayment Test Debt exceeds (ii) the sum of (A) $100,000,000 plus (B) 90% of the book value of Model Units, Borrower shall reduce the Outstanding Amount by the amount of such deficiency.

Each borrowing by and issuance of a Letter of Credit on behalf of Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.    AFFIRMATIVE COVENANTS

Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Administrative Agent hereunder, Borrower shall:

6.1 Reporting Requirements.

Cause to be delivered to Administrative Agent (for prompt distribution by Administrative Agent to the Lenders):

(a) Notification of Events of Default. Within fifteen (15) days after the occurrence of a Default or an Event of Default becomes known to Borrower, a written statement setting forth the nature of the Default or Event of Default and the action that Borrower proposes to take with respect thereto;

(b) Form 10-Q Filing. As soon as required to be filed under applicable law, and in any event within forty-five (45) days after the end of each of the first three (3) quarters of each calendar year, a Form 10-Q of Borrower as of the end of the quarter most recently ended including unaudited consolidated balance sheets, statements of income, stockholders equity, and cash flows of Borrower;

(c) Quarterly Projections and Budget Comparisons. Within forty-five (45) days after the end of each calendar quarter the following reports (as historically prepared by Borrower for delivery to its lenders), (i) a residential development summary and a sales summary by community, each substantially in the form previously submitted to Administrative Agent and (ii) reports showing the actual operating results for the calendar quarter most recently ended compared to the budget provided for such period;

(d) Form 10-K Filing. As soon as required to be filed under applicable law, and in any event within ninety (90) days after the end of each calendar year, a Form 10-K (including in such filing financial statements audited by, and with the opinion of, Ernst & Young LLP (or its successors), KPMG (or its successors), PricewaterhouseCoopers (or its successors), Deloitte & Touche (or its successors), or any other independent certified public accountants of recognized standing selected by Borrower and reasonably acceptable to Administrative Agent, which opinion shall be unqualified except as to such matters as are acceptable to Administrative Agent in its’ reasonable discretion);

(e) Annual Operating Budget. Within ninety (90) days after the end of each calendar year a projected operating budget of Borrower for the succeeding twelve (12) months (including for each of Borrower’s real estate development projects for each quarter), (i) the number of projected closings of Units and (ii) projected revenue (including the aggregate of all amounts projected to be generated from any source in connection with the sale of Units to the public);

(f) Annual Guarantor Information.  As soon as available and in any event within ninety (90) days after the end of each such Guarantor’s fiscal year, unaudited condensed balance sheets and statements of income of each Guarantor, all in reasonable detail and duly certified by the chief financial officer, corporate controller, or treasurer of Borrower;

(g) Quarterly and Annual Required Default and Covenant Certifications. At the time of the delivery of the items described in clauses (b) and (d) above, a Compliance Certificate of the chief financial officer, corporate controller, the treasurer or an assistant treasurer of Borrower (i) stating that to the knowledge of such officer no Default exists, or if such an event exists, stating the nature thereof and the action that Borrower proposes to take with respect thereto, and (ii) demonstrating in reasonable detail that Borrower was in compliance during the applicable period with the financial covenants contained in this Agreement (including appropriate reconciliations);

(h) Litigation Reporting. Promptly upon Borrower learning thereof, notice in writing of any action, suit, or proceeding before any governmental authority which could reasonably be expected to have a Material Adverse Effect;

(i) Other Lender Requested Information. Such other information about the business, assets, operation, or condition of any of Borrower or any Subsidiaries, as any Lender (through Administrative Agent) may reasonably request from time to time;

(j) Excluded Subsidiary Information. At the time of the delivery of the financial statements described in clauses (b), (d) and (f) above, balance sheets and income statements of Excluded Subsidiaries, a schedule substantially in the form previously provided to the Lenders and such other additional information that any Lender (through Administrative Agent) may reasonably request from time to time, regarding Borrower’s interests and obligations;

(k) ERISA Matters.  Promptly after the Borrower has knowledge or becomes aware of any of the following ERISA events affecting the Borrower or any ERISA Affiliate (but in no event more than ten days after such event), together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event:  (A) an ERISA Event, (B) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (C) the commencement of contributions by the Borrower or any ERISA Affiliate to any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code (D) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event, (E) copies of such other documents or governmental reports or filings relating to any Pension Plan or Multiemployer Plan as the Administrative Agent shall reasonably request; and (F) and, without limiting the generality of the foregoing, such certifications or other evidence of compliance with the provisions of Section 7.5 as the Administrative Agent may from time to time reasonably request; and

(l) Borrowing Base Certificates.  Within forty-five (45) days after the end of each calendar quarter, Borrower shall provide Administrative Agent with a Borrowing Base Certificate (and Administrative Agent will promptly forward to each Lender) showing Borrower’s calculations of the components of the Borrowing Base and such data supporting such calculations as the Administrative Agent may reasonably require. The Administrative Agent shall have a period of thirty (30) days following receipt of a Borrowing Base Certificate to notify Borrower of its approval or disapproval thereof.  Failure of the Administrative Agent to so notify Borrower within such thirty (30) day period shall be deemed approval and such Borrowing Base as set forth in such Borrowing Base Certificate shall be effective as of the date approved (or deemed approved) by the Administrative Agent. The amount so approved (or deemed approved) shall constitute the Borrowing Base until such time as the Borrowing Base is redetermined in accordance with this Section 6.1(l).

6.2 Payment of Taxes and Other Potential Liens.

Borrower shall pay and discharge promptly, and cause each Subsidiary to pay and discharge promptly, all material taxes, assessments, and governmental levies imposed upon them, their property, their income or profits, except for such amounts that are not yet past due or are being actively contested in good faith by appropriate proceedings, so long as adequate reserves have been established and maintained with respect to such amounts and, by reason of nonpayment and, by reason of such failure to pay, a Material Adverse Effect reasonably would be expected to occur.

6.3 Preservation of Existence.

Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, Borrower shall preserve and maintain, and cause each Subsidiary to preserve and maintain, its legal existence in the jurisdiction of its organization, as well as all material franchises, privileges, rights, authorizations, approvals, licenses, permits, or exemptions from, or registrations or qualifications with, any Governmental Authority that are necessary for the transaction of its business, and remain qualified to do business as a foreign entity in each jurisdiction in which such qualification is necessary; provided that Borrower may, so long as no Default or Event of Default exists or would result therefrom, dissolve, liquidate, or merge out of existence any Subsidiary.

6.4 Maintenance of Properties.

Borrower shall maintain, preserve, and protect, and cause each Subsidiary to maintain, preserve and protect, all of its properties in good order and condition, subject to wear and tear in the ordinary course of business and, in the case of unimproved properties, damage caused by the natural elements and not permit any Subsidiary to permit any waste of its properties, except that neither (a) the failure to maintain, preserve and protect a particular item of property that would not reasonably be expected to have a Material Adverse Effect, nor (b) the failure to maintain, preserve, and protect a particular item of property due to compliance with a written order from a governmental authority, will constitute a violation of this Section 6.4.

6.5 Maintenance of Insurance.

Borrower shall maintain, and cause each Subsidiary to maintain, (a) insurance with responsible companies in such amounts and against such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general area in which Borrower or any such Subsidiary operates (provided that Borrower and its Subsidiaries may choose to establish a self-insurance program consistent with self-insurance programs maintained by companies in similar businesses and owning similar properties), and (b) insurance required by any Governmental Authority having jurisdiction over Borrower or any Subsidiary.

6.6 Books and Records.

Borrower shall maintain, and shall cause each Subsidiary to maintain, full and complete books and records reflecting the results of their operations in conformity with GAAP and all applicable requirements of any Governmental Authority having jurisdiction over Borrower or any such Subsidiary or any business or properties of Borrower or any such Subsidiary.

6.7 Inspection Rights.

At any time during regular business hours and as often as reasonably requested, upon reasonable notice, Borrower shall permit, and cause each Subsidiary to permit Administrative Agent and each Lender or any employee, agent or representative thereof to (i) inspect and make copies and abstracts from the records and books of account of, and to visit and inspect the properties of Borrower and any Subsidiary, and (ii) discuss any affairs, finances, and accounts of Borrower and any Subsidiary with any of their officers.

6.8 Compliance with Laws and Other Requirements.

(a) Borrower shall comply, and shall cause each Subsidiary to comply, with all applicable laws and the orders of any Governmental Authority, noncompliance with which would reasonably be expected to have a Material Adverse Effect.

(b) Borrower shall comply, and shall cause each Subsidiary to comply, with all applicable laws and other requirements relating to the development of each of its projects and the sale of Units therein (where the failure to so comply could reasonably be expected to have a Material Adverse Effect), and shall obtain, and cause each Subsidiary to obtain, all necessary authorizations, consents, approvals, licenses and permits of any governmental authority with respect thereto (except where failure to so obtain could not reasonably be expected to have a Material Adverse Effect).

6.9 Guaranties.

The direct and indirect Subsidiaries of Borrower listed on Schedule 4.4 under the heading “Guarantors” shall provide a Guarantee Agreement hereunder on the Closing Date.   Borrower shall cause each Subsidiary (other than an Excluded Subsidiary) that does not provide a Guarantee Agreement hereunder on the Closing Date to provide a Guarantee Agreement hereunder and such other documentation required by Administrative Agent, all in form and substance reasonably acceptable to Administrative Agent within thirty (30) days after the date on which such Subsidiary qualifies as Subsidiary (other than an Excluded Subsidiary); provided that if any Subsidiary that provides or has provided a Guarantee Agreement hereunder (i) is sold or otherwise disposed of in a transaction permitted by this Agreement to a Person other than Borrower or one of the Guarantors, (ii) ceases, at any time, to qualify as a Subsidiary (other than an Excluded Subsidiary) or (iii) is designated an Excluded Subsidiary in accordance with the terms of this Agreement, then, upon the request of Borrower, Administrative Agent shall, so long as no Default or Event of Default exists or would result therefrom, release such Subsidiary from its Guarantee Agreement pursuant to a release in form and substance reasonably acceptable to Administrative Agent and Borrower.

6.10 Use of Proceeds.

The proceeds of the Loans shall be used only for general corporate purposes, including for acquisitions and to finance the other working capital needs of the Borrower and its Subsidiaries ("Approved Uses").  Letters of Credit will be issued only to support Approved Uses.

SECTION 7.    NEGATIVE COVENANTS

Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Administrative Agent hereunder:

7.1 Mergers.

Borrower shall not merge or consolidate, or permit any Subsidiary (other than an Excluded Subsidiary) to merge or consolidate, with or into any Person, except that (a) any Subsidiary may merge into Borrower so long as Borrower is the surviving entity; (b) any Guarantor may merge into any Guarantor, (c) no merger in connection with an acquisition permitted under this Agreement will constitute a violation of this covenant, and (d) no merger in connection with a disposition permitted under this Agreement will constitute a violation of this covenant (provided that, in each instance, the corporate existence of Borrower is continued).

7.2 Liens.

Borrower shall not create, incur, assume or allow to exist, or permit any Subsidiary (other than an Excluded Subsidiary) to create, incur, assume or allow to exist any Lien upon any property, whether now owned or hereafter acquired, of Borrower or any Subsidiary (other than an Excluded Subsidiary) except:

(a) Liens securing indebtedness existing on the date hereof and disclosed in the notes to the financial statements incorporated in the Form 10-Q for the period ending June 30, 2012, but only to the extent of the indebtedness secured thereby and the property subject thereto on the date hereof;

(b) pledges, guarantees and deposits under workers’ compensation laws, unemployment insurance laws or similar legislation, good faith deposits under bids, tenders or contracts, deposits to secure public or statutory obligations or appeal or similar bonds, and Liens created by special assessment districts used to finance infrastructure improvements;

(c) Liens existing on property or assets of any entity on the date on which the entity becomes a Loan Party, where the indebtedness secured is not incurred in contemplation of such entity becoming a Loan Party;

(d) Liens on or leases of Model Units;

(e) Liens securing Capitalized Lease Obligations entered into in the ordinary course of business;

(f) the replacement of any of the Liens or items set forth in clauses (a) through (e) above; provided, that:

(i) the principal amount of the indebtedness secured by any such Liens shall not be increased;

(ii) the indebtedness secured by any such Lien, determined as of the date of incurrence, has an average life at least equal to the remaining average life of the indebtedness to be refinanced;

(iii) the maturity of indebtedness secured by any such Lien is not earlier than the indebtedness to be refinanced; and

(iv) the Liens shall be limited to the property or part thereof which secured the Lien so replaced or property substituted therefor as a result of the destruction, condemnation or damage of such property;

(g) [Intentionally Deleted];

(h) Liens or priorities incurred in the ordinary course of business such as laborers’, employees’, carriers’, mechanics’, vendors’ and landlords’ Liens or priorities in amounts not in excess of $10,000,000 outstanding in the aggregate at any one time, provided that such $10,000,000 may be exceeded so long as any such excess shall be (i) included in the Additional Lien Limit and (ii) subject to the Additional Lien Limit as provided in clause (p) below;

(i) Liens for (i) delinquent taxes in amounts not in excess of $10,000,000 outstanding in the aggregate at any one time, provided that such $10,000,000 may be exceeded so long as any such excess shall be (A) included in the Additional Lien Limit and (B) subject to the Additional Lien Limit as provided in clause (p) below, (ii) taxes not yet delinquent and (iii) customary survey and title exceptions;

(j) Liens securing judgments or awards against any Loan Party with respect to which the Loan Party is in good faith prosecuting an appeal or proceeding for review and with respect to which it has secured a stay of execution pending such appeal or proceeding for review in amounts not in excess of $10,000,000 outstanding in the aggregate at any one time, provided that such $10,000,000 may be exceeded so long as any such excess shall be (i) included in the Additional Lien Limit and (ii) subject to the Additional Lien Limit as provided in clause (p) below;

(k) Liens on property owned by any Homebuilding Joint Venture or Excluded Subsidiary;

(l) Liens securing surety bonds entered into in the ordinary course of business;

(m) Liens securing Non-Recourse Indebtedness;

(n) Liens on reimbursement obligations of Performance Letters of Credit;

(o) Liens securing obligations of any Loan Party to any third party in connection with (i) Profit and Participation Agreements, (ii) any option or right of first refusal to purchase real property granted to the master developer or the seller of real property that arises as a result of the non-use or non-development of such real property by a Loan Party, (iii) joint development agreements with third parties to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting any Loan Party’s property and property belonging to such third parties, in each case entered into in the ordinary course of the Loan Party’s business or (iv) any other Lien relating to a Contingent Guarantee;

(p) Liens securing other indebtedness that, when aggregated with all other indebtedness and obligations secured by Liens permitted by clauses (h), (i) and (j) of this Section 7.2, do not exceed $50,000,000 in the aggregate (the “Additional Lien Limit”); and

(q) Liens on securities, investments and similar brokerage accounts incurred in the ordinary course of business to the extent there are no monetary obligations relating to such Liens.

7.3 Prepayment of Indebtedness.

If a Default has occurred and is continuing or an acceleration of the indebtedness under this Agreement has occurred, Borrower shall not voluntarily prepay, or permit any Guarantor voluntarily to prepay, the principal amount, in whole or in part, of any indebtedness other than (a) indebtedness owed to each Lender hereunder or under some other agreement between Borrower and such Lender, (b) indebtedness which ranks pari passu with the indebtedness incurred under this Agreement which is or becomes due and owing whether by reason of acceleration or otherwise and (c) indebtedness which is exchanged for, or converted into, Capital Stock (or securities to acquire Capital Stock) of any Loan Party.

7.4 Change in Nature of Business.

Borrower shall not make, or permit any Subsidiary to make, any change in the nature of its or their respective businesses as carried on at the date hereof that is material to Borrower and its Subsidiaries, taken as a whole, which has not been consented to by the Required Lenders.  None of the following will constitute a violation of this covenant:  (a) the engaging by a Subsidiary in or withdrawal from any business related to homebuilding (including, without limitation, title, mortgage, security or pest control, landscaping, homebuilding related technology initiatives); (b) a change in the geographic regions in the United States in which the Subsidiaries operate; and (c) the reorganization of the business of the Subsidiaries among the Subsidiaries.

7.5 Pension Plan.

Borrower shall not and shall not permit any of its ERISA Affiliates or Guarantors to: (i) enter into, maintain, make contributions to, become liable for or permit any Guarantor or ERISA Affiliate to enter into, maintain, make contributions to or become liable for, directly or indirectly, any Pension Plan or Multiemployer Plan, (ii) terminate any Pension Plan so as to result in any material liability to the Borrower or any ERISA Affiliate, (iii) permit to exist any ERISA Event, or any other event or condition, which presents the material risk of a material liability to the Borrower or any ERISA Affiliate or Guarantor, (iv) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to the Borrower or any ERISA Affiliate, (v) enter into any new Pension Plan or modify any existing Pension Plan so as to increase its obligations thereunder which would reasonably be expected to result in any material liability to any ERISA Affiliate, or (vi) permit the present value of all nonforfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Pension Plan) materially to exceed the fair market value of Pension Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan.

7.6 Dividends and Subordinated Debt.

Borrower shall not declare or pay any dividend on, or purchase, redeem, retire, or otherwise acquire for value any of its Capital Stock now or hereafter outstanding, return any capital to its stockholders or make any distribution of assets to its stockholders, whether in cash, property, or obligations, or pay, repurchase, or redeem all or any part of any Subordinated Debt, transfer any property in payment of or as security for the payment of all or any part of any Subordinated Debt, or establish any sinking fund, reserve, or like set aside of funds or other property for the redemption, retirement, or repayment of all or any part of any Subordinated Debt, except:

(a) Subject to the subordination terms applicable to such Subordinated Debt, Borrower may make regularly scheduled and mandatory payments in respect of any Subordinated Debt as and when due by the terms thereof; provided, further, that Borrower may prepay or repurchase Subordinated Debt at any time from the proceeds of indebtedness issued by Borrower following the Closing Date so long as (i) the maturity date of all such indebtedness is at least one (1) year beyond the Maturity Date, and (ii) no Default exists both before and after giving effect thereto;

(b) So long as no Default exists both before and after giving effect to such dividend, the Leverage Ratio is less than 1.50 to 1.00, Borrower may declare and pay dividends;

(c) So long as no Default exists both before and after giving effect to such repurchase, the Leverage Ratio is less than 1.50 to 1.00, Borrower may from time to time repurchase shares of its Capital Stock; and

(d) Borrower may, at any time, (i) declare or pay dividends on Capital Stock in the form of Capital Stock (or warrants or rights to acquire Capital Stock) of Borrower or through an accretion to the liquidation preference of such Capital Stock, (ii) purchase, redeem, retire or otherwise acquire Capital Stock or Subordinated Debt solely in consideration of Capital Stock (or warrants or rights to acquire Capital Stock) of Borrower, (iii) exchange Capital Stock or Subordinated Debt solely for Capital Stock (or warrants or rights to acquire Capital Stock) of Borrower or (iv) convert Capital Stock or Subordinated Debt solely into Capital Stock (or warrants or rights to acquire Capital Stock) of Borrower, in each case without transfer to the holders of Capital Stock or Subordinated Debt of any cash or other property of Borrower or any of its Subsidiaries in respect thereof.

7.7 Disposition of Properties.

No Loan Party shall, sell, assign, exchange, transfer, lease, or otherwise dispose of any of their respective properties (whether real or personal), other than:

(a) properties sold, assigned, exchanged, transferred, leased, or otherwise disposed of for fair value and in the ordinary course of business (excluding a bulk sale of up to all of the properties held in a geographic region);

(b) transfers among the Loan Parties;

(c) the ownership interests of any Excluded Subsidiary or Homebuilding Joint Venture; and

(d) other properties sold, assigned, exchanged, transferred, leased, or otherwise disposed of for fair value with an aggregate value that does not exceed, in any period of twelve (12) consecutive months, (i) subject to the effect of the following clause (ii), ten percent (10%) of Consolidated Total Assets as of the date of disposition or (ii) if, at least ten (10) business days prior to any such disposition Borrower delivers to Administrative Agent a pro forma balance sheet and calculations evidencing that, after giving effect  to such disposition, the Borrowing Base Debt will not exceed the Borrowing Base, twenty percent (20%) of Consolidated Total Assets as of the date of disposition.

7.8 Limitation on Investments.

Borrower shall not, nor shall it permit any Subsidiary (other than an Excluded Subsidiary) to, make any Investment or otherwise acquire any interest in any Person, except:

(a) (i) Investments by Guarantors in Borrower consisting of loans or other indebtedness or guarantees of indebtedness otherwise permitted hereunder, (ii) Investments in Guarantors (x) existing on the Closing Date, or (y) formed or acquired after the Closing Date and (iii) Investments in Subsidiaries that are not Material Subsidiaries;

(b) Investments in a Homebuilding Joint Venture or a Consolidated Homebuilding Non-Guarantor Entity, provided that without the prior written approval of the Required Lenders, Borrower shall not make an Investment in a Homebuilding Joint Venture or a Consolidated Non-Guarantor Entity if as a result of such Investment the aggregate Investment of Borrower and its Subsidiaries in all Homebuilding Joint Ventures and Consolidated Homebuilding Non-Guarantor Entities would exceed thirty-five percent (35%) of Consolidated Tangible Net Worth plus $80,000,000;

(c) temporary cash Investments (including Permitted Investments);

(d) Investments in Persons engaged in businesses other than homebuilding at any time outstanding not to exceed ten percent (10%) of Consolidated Tangible Net Worth;

(e) receivables owing to Borrower or any Guarantor if created or acquired in the ordinary course of business;

(f) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(g) lease, utility and other similar deposits in the ordinary course of business;

(h) Investments made by Borrower or any Guarantor for consideration consisting only of common equity interests;

(i) Investments or securities received in settlement of debts owing to Borrower or any Guarantor in the ordinary course of business;

(j) other Investments in the aggregate amount not to exceed $25,000,000 at any time outstanding (with each Investment being valued as of the date made without subsequent regard to change in value); and

(k) Investments in the entities listed on Schedule 4.4 to this Agreement under the heading “Excluded Subsidiaries—Cash Pledgors for LC Facilities” and any successors thereto.

7.9 Transactions with Affiliates.

Borrower shall not, and shall not permit any of its Subsidiaries (other than Excluded Subsidiaries) to, enter into any transaction of any kind with any Affiliate (including, for purposes of this Section 7.9, each MP Excluded Entity), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by such Person at the time in a comparable arm’s length transaction with someone other than an Affiliate (including, for purposes of this Section 7.9, each MP Excluded Entity), provided that the foregoing restriction shall not apply to transactions between or among Borrower and any of its Subsidiaries or between and among any Subsidiaries; provided, further, that the foregoing restriction shall not apply to the payment of compensation or benefits to directors and executive officers in the ordinary course of business or transactions, agreements or contracts in existence on the Closing Date between Borrower and an MP Excluded Entity.

7.10 Consolidated Tangible Net Worth.

As of any Test Date, commencing December 31, 2012, the Consolidated Tangible Net Worth shall not be less than (a) $525,000,000 plus (b) 50% of the cumulative Consolidated Net Income (without deductions for losses sustained during any fiscal quarter) of Borrower and its Subsidiaries for each completed fiscal quarter (commencing with the fiscal quarter ending December 31, 2012) plus (c) 50% of the cumulative Net Cash Proceeds of any Equity Issuances received during each completed fiscal quarter (commencing with the fiscal quarter ending December 31, 2012).

7.11 Consolidated Interest Expense.

As of the last day of any Measurement Period, commencing with September 30, 2012, Borrower shall comply with the following:

(a) Reserved; or

(b) Consolidated Interest Expense.  For the Measurement Period ending on such Test Date, Interest Coverage Ratio shall not be less than the ratio set forth opposite such date below;  provided, however, that failure of Borrower to satisfy the required Interest Coverage Ratio shall not constitute a Default or Event of Default but the provisions of Section 2.8(b) shall apply.

Date	Interest Coverage Ratio
December 31, 2012 thru December 31, 2013	1.00 to 1.00
March 31, 2014 and thereafter	1.25 to 1.00

7.12 Leverage Ratio.

As of any Test Date, commencing with September 30, 2012, the Leverage Ratio shall not be in excess of the ratio set forth opposite such date below:

Date	Leverage Ratio
December 31, 2012 thru December 31, 2013	2.50 to 1.00
March 31, 2014 and thereafter	2.25 to 1.00

7.13 Land Not Under Development to Consolidated Tangible Net Worth Ratio.

As of any Test Date, commencing with September 30, 2012, the ratio of (a) the book value of Land Not Under Development to (b) Consolidated Tangible Net Worth shall not be more than 1.00 to 1.00.

7.14 Foreign Assets Control Regulations

.  The Borrower shall not use or permit the use the proceeds of any Loan or any extension of credit in any manner that will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same.  Without limiting the foregoing, neither the Borrowers nor any Loan Party will permit itself nor any of its Subsidiaries to (a) become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions or be otherwise associated with any person who is a blocked person

SECTION 8.    EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty as to the absence of any change, event, circumstance, impairment or adverse effect that reasonably could have a Material Adverse Effect is made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate on or as of the date made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.3 (with respect to Borrower only), Section 7.1, 7.3, 7.4, 7.6, 7.8, 7.10, 7.12 or 7.13 of this Agreement or Section 1 of the Guarantee Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of thirty (30) days after notice to Borrower from Administrative Agent or the Required Lenders; or

(e) any Loan Party shall (i) default in making any payment of any principal of any Consolidated Debt (excluding Non-Recourse Indebtedness and the Loans and Letters of Credit) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Consolidated Debt was created; or (ii) default in making any payment of any interest on any such Consolidated Debt (excluding Non-Recourse Indebtedness and the Loans and Letters of Credit) beyond the period of grace, if any, provided in the instrument or agreement under which such Consolidated Debt was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Consolidated Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist beyond the period of grace, if any, provided in the instrument or agreement under which such Consolidated Debt was created, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Consolidated Debt to become due prior to its stated maturity or to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or

(f) (i) any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (iv) any Loan Party is the subject of an order for relief by any bankruptcy court, or is unable or admits in writing its inability to pay its debts as they mature or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of any Loan Party and the appointment continues undischarged or unstayed for sixty (60) days; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) Borrower is dissolved or liquidated or all or substantially all of the assets of Borrower are sold or otherwise transferred or encumbered without the prior written consent of each Lender; or

(h) Any Guarantor is dissolved or liquidated or all or substantially all of the assets of any Guarantor are sold or otherwise transferred or encumbered in violation of this Agreement without the prior, written consent of the Required Lenders, in each case except to the extent permitted by Sections 6.3, 7.1 and 7.7; or

(i) any Guarantor shall reject or disaffirm its Guarantee Agreement (other than as a result of a liquidation or dissolution permitted under Sections 6.3 or 7.7 or a merger or consolidation permitted under Section 7.1 or the termination of a Guarantee Agreement as contemplated by Section 6.9), or otherwise notify Administrative Agent that it does not intend the Guarantee Agreement or its liability thereunder to apply to any one or more future Loans or other Obligations; or

(j) any Borrowing Base Certificate proves to have been incorrect in any material respect when delivered to Administrative Agent; provided that, it shall not be an Event of Default under this Section 8(j) if (i) such incorrect Borrowing Base Certificate has been corrected by the delivery of a subsequent Borrowing Base Certificate, and (ii) both the incorrect and corrected Borrowing Base Certificates demonstrate that Borrower is in compliance with Section 7.8; or

(k) there is entered against Borrower or any Subsidiary (other than an Excluded Subsidiary) a final unsatisfied judgment or order for the payment of money in an aggregate amount exceeding $10,000,000 (to the extent not covered by insurance as to which the insurer does not dispute coverage or appropriately reserved) and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii)  there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(l) (i) One or more ERISA Events occurs with respect to a Pension Plan or Multiemployer Plan which individually or in the aggregate has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to such Pension Plan or Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000, (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or (iii) there exists, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $10,000,000; or

(m) a Change of Control occurs; then, and in any such event, (A) if such event is an Event of Default specified in clause (i), (ii) or (iv) of paragraph (f) above with respect to Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then-outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, Administrative Agent may, or upon the request of the Required Lenders, Administrative Agent shall, by notice to Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, Administrative Agent may, or upon the request of the Required Lenders, Administrative Agent shall, by notice to Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then-outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, Borrower shall at such time deposit in a cash collateral account opened by Administrative Agent an amount equal to the aggregate then-undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by Administrative Agent to the payment of drafts drawn under such Letters of Credit, if any, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived by Borrower.

SECTION 9.    ADMINISTRATIVE AGENT

9.1 Appointment.

Each Lender hereby irrevocably designates and appoints Administrative Agent as the agent of such Lender under the Loan Documents, and each such Lender irrevocably authorizes Administrative Agent, in such capacity, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent.

9.2 Delegation of Duties.

Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions.

Neither Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with any Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent.

Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Administrative Agent.  Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent.  Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default.

Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Administrative Agent has received notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to the Lenders.  Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender.  Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification.

The Lenders agree to indemnify Administrative Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Administrative Agent in Its Individual Capacity.

Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though Administrative Agent were not an agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, Administrative Agent shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not an agent, and the terms “Lender” and “Lenders” shall include Administrative Agent in its individual capacity.

9.9 Successor Administrative Agent.

Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lenders and Borrower.  Additionally, if the Lender then acting as Administrative Agent is a Defaulting Lender, then Administrative Agent may be removed by the Required Lenders or Borrower.  If Administrative Agent shall resign or be removed as provided above as Administrative Agent under the Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or 8(f) with respect to Borrower shall have occurred and be continuing) be subject to approval by Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is ten (10) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall collectively assume and perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any removed Administrative Agent's removal, or retiring Administrative Agent’s resignation, as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 10.    MISCELLANEOUS

10.1 Amendments and Waivers.

Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of all or any portion of any Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not have the effect of constituting a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the dollar amount or extend the expiration date of any Lender’s Commitment in each case without the written consent of each Lender directly affected thereby (except that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitments shall not be deemed to constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not be deemed to constitute an increase of the Commitment of such Lender); (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Guarantors from their obligations under the Guarantee Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.14 without the written consent of all of the Lenders; (v) amend, modify or waive any provision of Section 9 without the written consent of Administrative Agent; (vi) amend, modify or waive any provision of Section 2.3 or 2.4 without the written consent of the Swingline Lender and the Borrower; or (viii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender and the Borrower.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

         10.2 Notices.

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Borrower and Administrative Agent, and as set forth in an administrative questionnaire delivered to Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	15360 Barranca Parkway Irvine, CA 92618
Attn: John P. Babel Jeff J. McCall
Telecopy:

With a copy (which shall not constitute valid delivery to Borrower) to:
Snell & Wilmer, L.L.P.
One Arizona Center
400 E. Van Buren
Phoenix, Arizona 85004-2202
Attn: Jeff Beck, Esq.
Telecopy: (602) 382-6070

1. Administrative Agent:	JPMorgan Chase Bank, N.A. 383 Madison Avenue, 24th Floor New York, NY 10179 Attention: Mohammad Hasan, Vice President
Telecopy: (646) 328-3040 Electronic Mail: mohammad.s.hasan@jpmorgan.com Telephone: (212) 622-8174 provided that any notice, request or demand to or upon Administrative Agent or the Lenders shall not be effective until received.

10.3 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties.

All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes.

Borrower agrees (a) to pay or reimburse Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as Administrative Agent shall deem appropriate, (b) to pay or reimburse the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of one primary outside counsel (other than local or special counsel) to Administrative Agent, (c) to pay, indemnify, and hold each Lender and Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of the properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than ten (10) days after written demand therefor.  Statements payable by Borrower pursuant to this Section 10.5 shall be submitted to the address of Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by Borrower in a written notice to

Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of Borrower, the Lenders, Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender may, without the consent of Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities other than to a Competitor (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation.  Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder.  Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.16, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Lender or any Eligible Assignee all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, executed by such Eligible Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to Administrative Agent for its acceptance and recording in the Register; provided that, unless otherwise agreed by Borrower and Administrative Agent, no such assignment to an Eligible Assignee (other than any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $5,000,000, in each case except in the case of an assignment of all of a Lender’s interests under this Agreement.  For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Eligible Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto).  Notwithstanding any provision of this Section 10.6, the consent of Borrower shall not be required for any assignment that occurs when an Event of Default shall have occurred and be continuing.

(d) Administrative Agent shall, on behalf of Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, each other Loan Party, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement.  Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).  Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Eligible Assignee.

(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Eligible Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to Administrative Agent of a registration and processing fee of $3,500, Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank in accordance with applicable law.

(g) Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender or such other Lender's Revolving Percentage, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each of the other Lenders, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set off and appropriate and apply against the payment of Obligations owing to such Lender any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Borrower, as the case may be.  Each Lender agrees promptly to notify Borrower and Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with Borrower and Administrative Agent.

10.9 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration.

This Agreement and the other Loan Documents represent the entire agreement of Borrower, Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 Governing Law.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission to Jurisdiction; Waivers.

Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, County of New York, Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements.

Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Borrower and the Lenders.

10.14 Releases of Guarantee Obligations.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by Borrower having the effect of releasing any guarantee obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1, provided that releases of Guarantors must comply with Section 6.9 unless otherwise consented to by the Lenders in accordance with Section 10.1.

10.15 Confidentiality.

Each of Administrative Agent and each Lender and each of their affiliates agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement;

provided that nothing herein shall prevent Administrative Agent or any Lender from disclosing any such information (a) to Administrative Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section 10.15, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedging Obligations (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who need to know such information to further the purpose of this Agreement, (d) upon the request or demand of any Governmental Authority or self-regulatory body having oversight of the Administrative Agent or any Lender, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.16 WAIVERS OF JURY TRIAL.

BORROWER, ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 PATRIOT Act.

Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

STANDARD PACIFIC CORP., a Delaware corporation, as Borrower
By:	/s/ SCOTT D. STOWELL
Name:	Scott D. Stowell
Title:	CEO

By:	/s/ JEFF J. MCCALL
Name:	Jeff J. McCall
Title:	CFO

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Class A Lender
By:	/s/ MOHAMMAD S. HASAN
Name:	Mohammad S. Hasan
Title:	Vice President

, BANK OF AMERICA, N.A., as a Class A Lender
By:	/s/ EYAL NAMORDI
Name:	Eyal Namordi
Title:	Senior Vice President

, BANK OF THE WEST, as a Class A Lender
By:	/s/ LYNN FOSTER
Name:	Lynn Foster
Title:	Senior Vice President

By:	/s/ CHUCK WEERASOORIYA
Name:	Chuck Weerasooriya
Title:	Senior Vice President

, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Class A Lender
By:	/s/ BILL O'DALY
Name:	Bill O'Daly
Title:	Director

By:	/s/ SANJA GAZAHI
Name:	Sanja Gazahi
Title:	Associate

CITICORP NORTH AMERICA, INC., as a Class A Lender
By:	/s/ JOHN C. ROWLAND
Name:	John C. Rowland
Title:	Vice President

COMERICA BANK, as a Class A Lender
By:	/s/ JONATHAN R. WARD
Name:	Jonathan R. Ward
Title:	VP - Western Market

UNION BANK, N.A., as a Class A Lender
By:	/s/ ASHLEY RECKTENWALD
Name:	Ashley Recktenwald
Title:	Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Class B Lender
By:	/s/ OMAYRA LAUCELLA
Name:	Omayra Laucella
Title:	Director

By:	/s/ MARCUS M. TARKINGTON
Name:	Marcus M. Tarkington
Title:	Director